UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Dresser-Rand Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Dresser-Rand Group Inc.
1200 West Sam Houston Parkway North
Houston, Texas 77043
Tel: 713-973-5356
Fax: 713-973-5323
www.dresser-rand.com

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.

This year’s Annual Meeting of Stockholders of Dresser-Rand Group Inc. (“DRC”) will be held at 4:00 p.m. (CDT), Tuesday, May 13, 2008, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024.

In addition to acting on the matters outlined in the enclosed Proxy Statement, there will be a presentation on DRC’s business.

We hope that you attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, your voting as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

On behalf of the Directors and management of Dresser-Rand Group Inc., we would like to thank you for your continued support and confidence in DRC.

Sincerely yours,

William E. Macaulay
Chairman of the Board

DRESSER-RAND GROUP INC.
1200 West Sam Houston Parkway North
Houston, Texas 77043

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
To Be Held
May 13, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 13, 2008

Dresser-Rand Group Inc.’s Notice of Annual Meeting and Proxy Statement, Annual Report and other proxy materials are available at www.proxyvote.com.

To the Stockholders of Dresser-Rand Group Inc.

NOTICE IS HEREBY GIVEN that Dresser-Rand Group Inc.’s (“DRC,” the “Company,” “Dresser-Rand,” “we” or “our”) 2008 Annual Meeting of Stockholders will be held at 4:00 p.m. (CDT) on Tuesday, May 13, 2008, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 (the “Annual Meeting”).

At the Annual Meeting, we will ask stockholders to:

1. Elect eight Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

2. Ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants;

3. Approve the Dresser-Rand Group Inc. 2008 Stock Incentive Plan;

4. Consider a stockholder proposal, if properly presented; and

5. Consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

We plan to hold a brief business meeting focused on these items and we will attend to any other proper business that may arise. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSALS 1, 2, AND 3 AND AGAINST PROPOSAL 4. The proposals are further described in the proxy statement.

Only DRC Stockholders of record at the close of business on March 18, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. For ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote will be available for inspection at DRC’s corporate offices located at 1200 West Sam Houston Parkway North, Houston, Texas 77043.

By order of the Board of Directors,

William Macaulay
Chairman of the Board

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2008 ANNUAL MEETING.

i

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS OF

DRESSER-RAND GROUP INC. TO BE HELD ON

MAY 13, 2008

GENERAL INFORMATION ABOUT DRC’S ANNUAL MEETING

Dresser-Rand Group Inc. (“DRC,” “Dresser-Rand,” the “Company,” “we” or “our”) is providing this proxy statement to stockholders entitled to vote at the 2008 Annual Meeting (the “Annual Meeting”) of DRC as part of a solicitation by the Board of Directors for use at the Annual Meeting and at any adjournment or postponement that may take place. The Annual Meeting will be held on Tuesday, May 13, 2008, at 4:00 p.m. (CDT) at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024.

Beginning this year, we are taking advantage of new Securities and Exchange Commission (“SEC”) rules that allow us to deliver proxy materials to certain of our stockholders on the Internet. Under these rules, we are sending stockholders who are beneficial owners a one-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. Such stockholders will not receive printed copies of the proxy materials unless specifically requested. Instead, the one-page notice that such stockholders receive will tell them how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells such stockholders how to submit their proxy card on the Internet and how to request to receive a printed copy of our proxy materials. We expect to provide notice and electronic delivery of this proxy statement and accompanying proxy card to such stockholders on or about April 1, 2008.

DRC intends to mail on or about April 1, 2008, this proxy statement, proxy card and DRC’s Annual Report for the year ended December 31, 2007, to all registered stockholders entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Anyone who owns of record DRC common stock as of the close of business on March 18, 2008, is entitled to one vote per share owned. We refer to that date as the Record Date. There were 85,994,743 shares outstanding on the Record Date.

Who is soliciting my proxy to vote my shares?

DRC’s Board of Directors (the “Board”) is soliciting your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the May 13, 2008, Annual Meeting and at any adjournment or continuation of that meeting.

Who is paying for and what is the cost of soliciting proxies?

DRC is bearing the entire cost of soliciting proxies. We have also hired D.F. King & Co., Inc. to assist us in the solicitation of proxies, for which we will pay a fee of $8,500 plus expenses. Proxies will be solicited both through the mail and Internet, but also may be solicited personally or by telephone, facsimile, email or special letter by DRC’s directors, officers, and employees for no additional compensation. DRC will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending our proxy materials to their customers or principals who are the beneficial owners of shares of DRC common stock.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum constituting a majority of the shares of DRC common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy.

BOARD RECOMMENDATIONS AND APPROVAL REQUIREMENTS

Delaware law and DRC’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws govern the vote on each proposal. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board’s recommendations and approval requirements are:

PROPOSAL 1.  ELECTION OF DIRECTORS.

The first proposal to be voted on is the election of eight Directors. The Board has nominated eight people as Directors, each of whom currently is serving as a Director of DRC.

You may find information about these nominees beginning on Page 6.

You may vote in favor of all the nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. Assuming a quorum, each share of common stock is entitled to cast one vote on each of the eight nominees for Director. Directors are elected by a plurality of the votes cast. Stockholders may not cumulate their votes. Withheld votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR each Director nominee.

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP FOR 2008.

The second proposal to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for 2008.

You may find information about this proposal beginning on Page 8.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2008.

PROPOSAL 3.  APPROVAL OF THE DRESSER-RAND GROUP INC. 2008 STOCK INCENTIVE PLAN.

The third proposal to be voted on is to approve the Dresser-Rand Group Inc. 2008 Stock Incentive Plan.

You may find information about this proposal beginning on Page 10.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the approval of the Dresser-Rand Group Inc. 2008 Stock Incentive Plan.

PROPOSAL 4.  STOCKHOLDER PROPOSAL.

The fourth proposal to be voted on is a stockholder proposal requesting that the Board of Directors adopt a policy that stockholders will be given the opportunity at each annual meeting of stockholders to vote on an advisory resolution, to be proposed by Company’s management, to approve or disapprove the compensation of the named executive officers disclosed in the Summary Compensation Table of the proxy statement.

You may find information about this proposal beginning on Page 18.

You may vote in favor of the proposal, vote against the proposal, or abstain from voting. Assuming a quorum, the proposal will pass if approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote AGAINST the approval of the stockholder proposal.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted. The requirements for submitting proposals and nominations for next year’s meeting are described below under the heading “Stockholder Proposals for the 2009 Annual Meeting.”

VOTING AND PROXY PROCEDURE

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Beginning this year, we are taking advantage of new SEC rules that allow us to deliver our proxy materials on the Internet to certain stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders who are beneficial owners. This notice includes instructions on how to access the proxy materials on the Internet and how to request to receive a printed set of our proxy materials. In addition, such stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Why did I receive a full set of proxy materials by mail instead of a one-page notice regarding the Internet availability of proxy materials?

DRC is mailing paper copies of this proxy statement, proxy card and its Annual Report to Stockholders for the year ended December 31, 2007, to all registered holders of DRC common stock in connection with its solicitation of proxies for the Annual Meeting.

How do I obtain electronic access to the proxy materials?

If you are a beneficial owner of DRC common stock, the Notice of Internet Availability of Proxy Materials you received includes instructions on how to:

•	View the proxy materials for the Annual Meeting on the Internet;

•	Vote on the Internet or in person; and

•	Request a copy of proxy materials by the Internet, telephone or email.

If you are a registered owner of DRC common stock, you will not receive a Notice of Internet Availability of Proxy Materials, but can access our proxy materials on the Internet at www.dresser-rand.com using the Investor Relations link.

What are the voting rights of holders of DRC common stock?

Each outstanding share of DRC common stock on the Record Date will be entitled to one vote on each matter considered at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are the stockholder of record for those shares and are receiving proxy-related materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of those shares. Your broker, bank or nominee is the stockholder of record and therefore has forwarded proxy-related materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and also are invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means that you have multiple accounts at the transfer agent or with stockbrokers or other nominees. Follow the instructions on each notice to ensure that all of your shares are voted.

How do I vote?

Beneficial owners may vote by Internet, mail or in person. Record owners may vote by mail or in person:

1. BY INTERNET.  You can vote on the Internet by following the instructions provided in the one-page Notice of Internet Availability of Proxy Materials if you are a beneficial owner who received such notice in the mail.

2. BY MAIL.  If you received your proxy materials by mail or you request to receive a printed set of our proxy materials by mail, you can vote by mail. Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the polls close at the end of the Annual Meeting.

3. IN PERSON.  If you are a stockholder of record, you may vote in person at the meeting. “Street name” or nominee account stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares giving them the right to vote the shares at the meeting.

The Board recommends that you vote by proxy even if you plan on attending the meeting.

How do I revoke my proxy or change my voting instructions?

You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the question and answer immediately above. If you are a stockholder of record, you also can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary, Mark F. Mai, at our principal executive office at 1200 West Sam Houston Parkway North, Houston, Texas, 77043. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

How will proxies be voted if I give my authorization?

The Board has selected Vincent R. Volpe Jr., Mark E. Baldwin and Mark F. Mai, and each of them, to act as proxies with full power of substitution. All properly submitted proxies will be voted in accordance with the directions given. If you properly submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all Director nominees named in this proxy statement, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008, FOR the approval of the Dresser-Rand Group Inc. 2008 Stock Incentive Plan and AGAINST the stockholder proposal). Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named as proxy holders, or their nominees or substitutes, will vote upon such matters in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holders, in either case to the extent permitted by law.

What is the voting requirement to approve each of the matters?

Directors will be elected by a plurality of the votes cast. This means that the nominees with the most votes will be elected.

For each of the other matters, approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately below). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

How will votes be counted?

The inspector of elections appointed by the Board for the Annual Meeting will calculate affirmative votes, negative votes, withhold votes, abstentions, and broker non-votes. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

You as beneficial owner own your shares in “street name” if your broker or other “street” nominee is actually the record owner. Brokers or other “street” nominees have discretionary authority to vote on routine matters, regardless of whether they have received voting instructions from their clients who are the beneficial owners. Director elections and ratifying the appointment of independent accountants are each routine matters and thus brokers and “street” nominees have discretionary authority to vote on these matters. A “broker non-vote” results on a matter when a broker or other “street” nominee record holder returns a duly executed proxy but does not vote on non-routine matters solely because it does not have discretionary authority to vote on non-routine matters and has not received voting instructions from its client (the beneficial holder). Accordingly, no broker non-votes occur when voting on routine matters. Broker non-votes count toward a quorum. The approval of a proposal regarding a non-routine matter is determined based on the vote of all shares present in person or represented and entitled to vote on the matter. Abstention on such a proposal has the same effect as a vote “against” such proposal. Broker non-votes have no effect on the vote of such proposals.

Where do I find voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in DRC’s quarterly report on Form 10-Q for the second quarter of 2008. The report will be filed with the SEC and you may receive a copy by contacting DRC Investor Relations at 713-973-5497. You also may access a copy on the Internet at www.Dresser-Rand.com or through the SEC’s Internet site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

The first agenda item to be voted on is the election of eight Directors. The Board has nominated eight Directors, all of whom currently are serving as a Director of DRC. The Board unanimously recommends that you vote FOR such nominees.

The Board of Directors currently consists of eight Directors. Each Director’s term expires at the Annual Meeting. All nominees have indicated their willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the names, age as of March 18, 2008, and existing positions with DRC of each Director nominee:

Name	Age	Office or Position Held

William E. Macaulay	62	Chairman of the Board of Directors
Vincent R. Volpe Jr.	50	Director, President, and Chief Executive Officer
Rita V. Foley	54	Director and Member of the Compensation Committee
Louis A. Raspino	55	Director and Member of the Audit and Compensation Committees
Philip R. Roth	57	Director and Member of the Audit and Nominating and Governance Committees
Michael L. Underwood	64	Director and Member of the Audit and Nominating and Governance Committee
Jean-Paul Vettier	62	Director and Member of the Compensation Committee
Joseph C. Winkler III	56	Director and Member of the Nominating and Governance Committee

The following sets forth biographical information for our director nominees.

William E. Macaulay has been the Chairman of our Board of Directors since October 2004. Mr. Macaulay is the Chairman, Chief Executive Officer, and a Managing Director of First Reserve Corporation (“First Reserve”), a private equity firm focusing on the energy industry, which he joined in 1983. First Reserve was an affiliate of our former indirect parent, Dresser-Rand Holdings LLC. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay serves as a director of Weatherford International, Inc., an oilfield service company. Mr. Macaulay holds a B.B.A. degree, Magna Cum Laude in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania.

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Rita V. Foley has been a member of our Board of Directors since May 2007. Ms. Foley retired in June 2006 as Senior Vice President of MeadWestvaco Corporation, a leading global provider of packaging to the entertainment, healthcare, cosmetics, and consumer products industries, and President of its Consumer Packaging Group. Prior to

that, from 2001 to 2002, she was the Chief Operating Officer of MeadWestvaco’s Consumer Packaging Group. Ms. Foley held various senior positions from 1999 to 2001 within Westvaco, the predecessor to MeadWestvaco, including Senior Vice President and Chief Information Officer. Ms. Foley has also held various executive global sales, marketing, and general management positions at Harris Lanier, Digital Equipment Corporation, and QAD Inc. Ms. Foley serves on the boards of PetSmart Inc. and Pro Mujer International, and she is a former director of the Council of the Americas. Ms. Foley earned a B.S. degree from Smith College and she is a graduate of Stanford University’s Executive Program.

Louis A. Raspino has been a member of our Board of Directors since December 2005. He has over 30 years of experience in the oil and gas exploration, production and service industry. Mr. Raspino has been the President and Chief Executive Officer of Pride International Inc., an international provider of contract drilling and related services to oil and natural gas companies, since June 2005 and has been on its Board of Directors since July 2005. He was an Executive Vice President and Chief Financial Officer of Pride International Inc. from December 2003 until June 2005. Before joining Pride International in December 2003, he was Senior Vice President and Chief Financial Officer of Grant Prideco, Inc., a manufacturer of drilling and completion products supplying the energy industry, from July 2001 until December 2003. Previously, he was Vice President of Finance for Halliburton Company, Senior Vice President and Chief Financial Officer of The Louisiana Land & Exploration Company and began his career with Ernst & Young. Mr. Raspino is a CPA and earned a B.S. from Louisiana State University in New Orleans and an M.B.A. from Loyola University.

Philip R. Roth has been a member of our Board of Directors since December 2005. He has over 30 years of accounting and finance experience. Mr. Roth formerly was Vice President, Finance and Chief Financial Officer of Gardner Denver, Inc., which designs, manufacturers and markets compressor and vacuum products and fluid transfer products, from May 1996 until August 2004. Prior to joining Gardner Denver, Mr. Roth was with Emerson Electric Co. from 1980 until 1996 where he held positions in accounting, treasury and investor relations at the corporate office, and in strategic planning and acquisitions, and as a Chief Financial Officer at the division level. Mr. Roth is a CPA and began his career with Price Waterhouse. He earned a B.S. in Accounting and Business Administration from the University of Missouri and an M.B.A. from the Olin School of Business at Washington University.

Michael L. Underwood has been a member of our Board of Directors since August 2005. Prior to his retirement, from June 2002 to June 2003, Mr. Underwood was employed by Deloitte & Touche LLP as a Director. Prior to that, he had over 35 years of public accounting experience including 25 of those years as an audit partner with Arthur Andersen LLP. Mr. Underwood currently serves on the board of directors of Chicago Bridge & Iron Company N.V. He holds a B.A. in Philosophy and Economics and a Masters Degree in Accounting from the University of Illinois.

Jean-Paul Vettier has been a member of our Board of Directors since July 2006. From 1993 until his retirement in March 2006, he was Chairman and Chief Executive Officer of Total Refining & Marketing, a multinational energy company. Between 1992 and 1996, he was non-executive Chairman of Total Petroleum North America. During two terms from 1998 to 2004, he chaired Europia, the European oil industry association. Prior to joining Total in 1990 as Executive Vice President of Refining and Marketing, Mr. Vettier was employed by Rhone-Poulec for 16 years where he held positions of increasing responsibility in the legal and strategic planning functions. In 1987, he joined Orkem as General Manager of the Petrochemical Division and a member of the Executive Committee. Mr. Vettier is currently a director of SNC-Lavalin Group, Inc., Overseas Shipholding Group Inc., and DomoChemicals NV. He received his degree in Public Law and Economic Sciences from the University of Paris. He is Knight of the French National Order of Merit and of the French Legion of Honour.

Joseph C. Winkler III has been a member of our Board of Directors since May 2007. Mr. Winkler has served as the Chairman and Chief Executive Officer of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America, since March 2007. Between June 2005 and March 2007, Mr. Winkler served as its President and Chief Executive Officer. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company and from May 2003 until March 2005 as the President and Chief Operating Officer of the company’s predecessor, Varco International, Inc. From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated including Eastman/Telco and Milpark Drilling Fluids. Mr. Winkler received a B.S. degree from Louisiana State University.

The Board of Directors unanimously recommends that you vote FOR each of the Director nominees named above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The second agenda item to be voted on is to ratify the appointment of PricewaterhouseCoopers LLP as DRC’s independent registered public accountants for the fiscal year ending December 31, 2008. The Board of Directors unanimously recommends that you vote FOR this proposal.

The Audit Committee has appointed, with approval of the Board of Directors, PricewaterhouseCoopers LLP to act as DRC’s independent registered public accountants for the fiscal year ending December 31, 2008. The Board of Directors has directed that such appointment be submitted to DRC’s stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP was DRC’s independent public accounting firm for the fiscal year ended December 31, 2007.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as DRC’s independent public accountants is not required. The Board, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board of Directors will request that the Audit Committee reconsider its appointment of PricewaterhouseCoopers LLP for the fiscal year ending December 31, 2008, and consider such vote in its review and future appointment of the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different accounting firm at any time during the 2008 fiscal year if the Audit Committee determines that such a change would be in the best interests of DRC and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. They will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR this proposal.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors consists of Messrs. Underwood, Raspino and Roth. The Audit Committee operates under a written charter adopted by the Board of Directors. The committee charter is available on the Company’s web site (www.Dresser-Rand.com).

The Company’s management is responsible for all financial statements and financial reporting processes of the Company and its direct and indirect subsidiaries, including the systems of internal accounting control. The independent registered public accounting firm is responsible for performing audits of the financial statements and for issuing opinions on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee monitors the financial reporting processes and systems of internal control on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2007, and has met and held discussions with management and the independent registered public accounting firm regarding such financial statements. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year ended December 31, 2007, were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61

(Communication with Audit Committees), as amended. The Audit Committee, in consultation with management, the independent registered public accounting firm and the internal auditor has reviewed management’s report on internal control over financial reporting as of December 31, 2007, and the independent registered public accounting firm’s attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and has considered the effectiveness of the Company’s internal control over financial reporting.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

THE AUDIT COMMITTEE

Michael L. Underwood, Chairman
Louis A. Raspino
Philip R. Roth

Fees of Independent Registered Public Accountants

The Audit Committee has reviewed the audit fees of the independent auditors. For work performed in regard to fiscal years 2006 and 2007, DRC paid PricewaterhouseCoopers LLP the following fees for services, as categorized ($000):

	Fiscal Year 2006	Fiscal Year 2007

Audit Fees(1)	$11,680	$8,030
Audit-Related Fees(2)	$0	$0
Tax Fees(3)	$14	$0
All Other Fees(4)	$4	$28
Total Fees	$11,698	$8,058

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews and registration statements.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statement and not reported under audit fees.

(3)	Includes fees for tax compliance, tax advice and tax planning. For example, tax compliance involves preparation of original and amended tax returns.

(4)	Includes fees for all other services not reported under (1) through (3). These amounts reflect license fees for software PricewaterhouseCoopers LLP provides for research of accounting authorities, compliance with reporting obligations, and electronic workpaper documentation.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to each fiscal year, the Audit Committee receives a written report from PricewaterhouseCoopers LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit related services, tax services and other services were pre-approved for 2007 by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As required by its Charter, the Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof), other than prohibited non-auditing services as set forth in Sarbanes-

Oxley Act Section 201, to be performed for DRC by its independent registered public accounting firm, subject to any de minimus exceptions for non-audit services described in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3

APPROVAL OF THE DRESSER-RAND GROUP INC. 2008 STOCK INCENTIVE PLAN

The third agenda item to be voted on is to approve the DRC 2008 Stock Incentive Plan. The Board of Directors unanimously recommends that you vote FOR this proposal.

Overview

We believe that our long-term interests are best advanced by aligning the interests of our employees (including officers), non-employee directors and other service providers with the interests of our stockholders. Therefore, in order to enable the Company and its subsidiaries and affiliates to attract, retain and motivate employees of the Company by providing for or increasing the proprietary interests of such individuals in the Company, and to enable the Company to attract, retain and motivate its non-employee directors and other service providers and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such directors and service providers in the Company, on March 10, 2008, the Compensation Committee, through authority delegated by the Board of Directors, adopted, subject to stockholder approval, the Dresser-Rand Group Inc. 2008 Stock Incentive Plan. Approval of the plan will permit the Company to continue to use stock-based compensation and to pay cash or stock-based incentive bonuses in order to align stockholder and employee interests and to motivate employees (including officers), non-employee directors and other service providers.

The plan enables the Compensation Committee to award incentive and nonqualified stock options, stock appreciation rights, shares of our common stock, restricted stock, restricted stock units and incentive bonuses (which may be paid in cash or stock or a combination thereof), any of which may be performance-based, with vesting and other award provisions that provide effective incentives to Company employees (including officers), non-employee directors and other service providers and alignment of stockholder, management and director interests.

Currently, our equity-based compensation programs are administered under the 2005 Stock Incentive Plan and the 2005 Directors Stock Incentive Plan (collectively referred to here as the “Prior Plans”). This Proposal 3 seeks stockholder approval of a new equity-based compensation plan. If approved, the new plan will replace the Prior Plans and will become the sole plan for providing equity-based incentive compensation to eligible employees, non-employee directors and service providers. No further awards will be granted under the Prior Plans from and after the date of stockholder approval of the new plan.

The following is a list of some of the plan features that the Board of Directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•	Option Exercise Prices Must Not Be Lower than Fair Market Value. The plan prohibits granting options or stock appreciation rights with exercise prices lower than the fair market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

•	No Repricings Without Stockholder Approval. Other than in connection with a stock-split, reverse stock-split or similar change in the number of outstanding shares, the plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price).

•	No “Re-Use” of Certain Shares. The following shares will not again become eligible for issuance under the plan: shares subject to awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award; shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an award; and shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the Company’s named executive officers (other than the chief financial officer) can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the plan has been structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In general, under Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any one year to our named executive officers listed on page 28 (other than the chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. For purposes of Section 162(m) the material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals may be based; and

•	the maximum amount of compensation that can be paid to an employee under the performance goal.

With respect to awards under the plan, each of these aspects is discussed below, and stockholder approval of the plan is intended to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

In summary, the Board of Directors believes that stockholder approval of this Proposal 3 is necessary to remain competitive in our industry and that the proposal is consistent with the Company’s compensation policy.

Summary of the 2008 Stock Incentive Plan

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Appendix A. Stockholders are urged to read the plan in its entirety. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the 2008 plan.

Background and Purpose of the Plan.  Our Board of Directors, through authority delegated to the Compensation Committee, adopted the 2008 plan on March 10, 2008, subject to approval by stockholders at the 2008 Annual Meeting. If approved by stockholders, the plan will replace the Prior Plans, which are the only other equity plans we have currently in effect. See Stock Subject to Plan below. If the 2008 plan is approved by stockholders, the Prior Plans will be frozen, and awards will no longer be made under the Prior Plans. Any capitalized terms that are used in this summary description but are not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

The purpose of the plan is to provide employees (including officers), non-employee directors and other service providers with incentives for the future performance of services that are linked to the profitability of the Company’s businesses and to the interests of its stockholders. Aspects of the plan also are intended to encourage employees (including officers), non-employee directors and other service providers to own Company stock, so that they may establish or increase their proprietary interest in the Company and align their interests with the interests of the stockholders.

Types of Awards Under the Plan.  The plan allows the following types of awards:

•	Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	Stock appreciation rights (SARs), alone or in conjunction with stock options or other awards;

•	Grants of our common shares;

•	Shares of restricted stock and restricted stock units (RSUs); and

•	Incentive bonuses which may be paid in cash, stock, or a combination thereof.

Administration.  The plan is administered by the Compensation Committee of the Board of Directors except that our Nominating and Governance Committee makes grants to our non-employee directors. Members of the Compensation Committee may be replaced by the Board of Directors. The Compensation Committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined in the plan;

•	determine which persons are plan participants, to which of such participants awards will be granted and the timing of any such awards;

•	grant awards and determine the terms and conditions of those grants, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	prescribe and amend the terms of the agreements or other documents evidencing awards and the terms of or form of any document or notice required to be delivered to the Company by participants under the plan;

•	determine the extent to which adjustments are required in relation to changes in the Company’s capitalization, such as stock-splits, reverse stock-splits or dividends;

•	interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith in extraordinary circumstances; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.

All decisions and actions of the Compensation Committee are final and binding on all participants. Subject to certain limitations, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things the Committee is authorized and empowered to do or perform under the plan. The plan permits the Company’s Board of Directors to exercise the Compensation Committee’s powers, other than with respect to matters required by law to be determined by the Compensation Committee. The Compensation Committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right by repricing or replacing that stock option or stock appreciation right unless the Company has obtained the prior consent of its stockholders. The Committee may delegate any or all aspects of the day-to-day administration of the plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

Stock Subject to Plan.  The maximum number of shares that may be issued under the plan is equal to six million shares. As of March 18, 2008, a total of 2,160,664 shares remained available for awards under the Prior Plans, and a total of 1,753,839 shares were subject to outstanding awards under the Prior Plans. Of the 1,124,299 shares subject to outstanding option awards, the weighted average remaining contractual term was 3.62 years with a weighted average exercise price of $25.70.

Shares of Common Stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the Company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the Prior Plans), in whole or in part, the number of shares of Common Stock subject to such award again becomes available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. However, the following shares will not again become eligible for issuance under the plan: shares subject to awards that have been retained by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award; shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an award; and shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award. Under the plan, no single participant may be granted awards covering more than eight hundred thousand (800,000) shares of Common Stock in any fiscal year. The maximum number of shares of Common Stock that may be issued pursuant to stock options intended to be incentive stock options is six million (6,000,000) shares.

In the event of any change in capitalization of the Company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the Company, any reorganization, any partial or complete liquidation of the Company or any extraordinary cash or stock dividend, the Compensation Committee will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

Eligibility.  Employees (including officers), non-employee directors and service providers of the Company and its subsidiaries and affiliates are eligible for grants under the plan. The Board of Directors has identified these classes of individuals as those whose services are linked most directly to the profitability of our businesses and to the interests of our stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the Compensation Committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purpose of the plan. Because awards are established at the discretion of the Compensation Committee subject to the limits described above, the number of shares that may be granted to any participant under the plan cannot be determined. As of March 18, 2008, there would be approximately 6,000 eligible participants under the plan.

Terms and Conditions of Stock Options.  Stock options granted to participants may be granted alone or in addition to other awards granted under the plan and may be of two types: (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code; or (ii) non-qualified stock options, which are not intended to be incentive stock options. All stock options granted under the plan will be evidenced by a written agreement between the Company and the participant. Each agreement will provide, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.

Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the Compensation Committee may determine. If the Compensation Committee provides that any stock option is exercisable only in installments, the Compensation Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the Compensation Committee may at any time accelerate the exercisability of any stock option. Dividend equivalents may not be granted with respect to shares underlying stock options.

The exercise price for any stock option granted may not be less than the fair market value of the Common Stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the Compensation Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, and each option or Stock Appreciation Right shall be exercisable only by the participant during his or her lifetime.

Following termination of employment, the participant’s right to exercise an option then held shall be determined by the Compensation Committee and set forth in an award agreement. In all cases, individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). Upon exercising an SAR, the participant is entitled to receive the amount by which the fair market value of the Common Stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in Common Stock, cash, or a combination of Common Stock and cash, at the Compensation Committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the Compensation Committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See Terms and Conditions of Stock Options for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable. Dividend equivalents may not be granted with respect to shares underlying stock appreciation rights.

Terms and Conditions of Grants of Common Shares, Restricted Stock and RSUs.  Common shares may be granted to participants, subject to such conditions as determined by the Compensation Committee. A restricted stock award is an award of Common Shares (as defined in the plan) with restrictions that lapse in installments over a vesting period following the grant date. The plan also allows for restricted stock treated as a performance award, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. A restricted stock unit, or RSU, provides for the issuance of shares of stock following the vesting date or dates associated with the award.

Shares of restricted stock and RSUs may be awarded either alone or in addition to other awards granted under the plan. The Compensation Committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan.

Unless otherwise determined by the Compensation Committee, the recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the Compensation Committee and reinvested in additional restricted stock). Holders of RSUs are not entitled to voting rights in the shares of Common Stock underlying their units until the underlying shares are actually reflected as issued and outstanding shares on the Company’s stock ledger. Common Shares (as defined in the plan) underlying the RSUs shall not have rights to receive dividends or dividend equivalents, unless otherwise provided by the Compensation Committee.

Terms and Conditions of Incentive Bonuses.  An incentive bonus is an opportunity for a participant to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $10,000,000. The terms of any incentive bonus will be set forth in an award agreement that will include provisions regarding (i) the target and maximum amount payable to the participant, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions as determined by the Committee.

The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, in which case the performance criteria will be determined as specified below under “Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs and Incentive Bonuses.” The Committee shall certify the extent to which any performance criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any incentive bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

The Committee shall determine the timing of payment of any incentive bonus. Payment of the amount due under an incentive bonus may be made in cash or in shares, as determined by the Committee.

Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs and Incentive Bonuses.  The Compensation Committee may specify certain performance criteria, which must be satisfied before stock options, stock appreciation rights, restricted stock and RSUs will be granted or will vest or incentive bonuses will become payable.

“Performance goals” means the specific objectives that may be established by the Compensation Committee, from time to time, with respect to a grant. These objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the Company as a whole or to a business unit or a subsidiary or division, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net income; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total stockholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; or (xviii) debt reduction.

Under the plan and to the extent consistent with Section 162(m) of the Code, the Compensation Committee (i) shall adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all determined in accordance with Accounting Principles Board Opinion No. 30 or other applicable or successor accounting provisions, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (ii) may appropriately adjust any evaluation of performance under a Quality Performance Criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements; (c) the effect of change in tax law or other such law or provisions affecting reported results, (d) the adverse effect of work stoppages and slowdowns, (e) accruals for reorganization and restructuring programs and (f) accruals of any amounts for payment under the plan or any other compensation arrangement maintained by the Company. Performance goals established by the Compensation Committee may be different with respect to different grantees. The Compensation Committee has the authority to make equitable adjustments to any performance goal.

With respect to grants made to our named executive officers (other than the chief financial officer), the vesting or payment of which are to be made subject to performance goals, the Compensation Committee may design such grants or a portion of them to comply with the applicable provisions of Section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grants not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the Compensation Committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.

Automatic Annual Grants to Non-employee Directors.  In addition to any discretionary grants, immediately following the first regular meeting of the Board in any full calendar year the plan is in effect, each non-employee director then in office shall receive an annual grant of Common Shares or the right to receive Common Shares. The form of award shall be determined by the Committee and the value of the award shall be determined by the Board (and initially shall be $90,000). Each annual grant will vest as determined by the Nominating and Governance Committee, subject to the director remaining in office on each vesting date. Each Annual Grant shall also become vested upon the director’s death or disability or upon a change in control (as defined in the Plan).

Change in Control.  The Committee may provide in any award agreement provisions relating to the treatment of Awards in the event of a change in control. The Committee may provide for the acceleration of vesting of, or the lapse of transfer or other similar restrictions on, awards, for a cash payment based on the change in control price (as defined in the plan) in settlement of awards, or for the assumption or substitution of awards by a participant’s employer (or the parent or an affiliate of such employer) immediately following the change in control.

Amendment and Termination.  The Board of Directors may amend, alter or discontinue the plan and the Committee may amend, or alter any agreement or other document evidencing an award made under the plan, but no such amendment shall, without the approval of the Company’s stockholders, reduce the exercise price of outstanding options or SARs, reduce the price at which options may be granted or otherwise amend the plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements. No amendment or alteration to the plan or an award shall be made which would impair the rights of a participant, without the participant’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard. If approved by stockholders, unless earlier terminated by the Board of Directors, the plan will continue in effect until March 10, 2018.

Repricings.  The plan prohibits the repricing of stock options and stock appreciation rights without the approval of the stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price).

New Plan Benefits.  Because benefits under the plan will depend on the Compensation Committee’s actions and the fair market value of the Common Stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the plan is approved by stockholders. As of March 18, 2008, the closing price of our Common Stock was $29.38 per share.

U.S. Federal Income Tax Consequences.  The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of February 12, 2008. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

Stock Options.  The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the Company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. In general, the Company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of Common Stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item that increases the participant’s “alternative minimum taxable income.” The Company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. In general, the Company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Stock Appreciation Rights.  The grant of a stock appreciation right is generally not a taxable event for a participant. Upon exercise of the stock appreciation right, the participant will generally recognize ordinary income equal to the cash or the fair market value of any shares received. The participant will be subject to income tax withholding at the time when the ordinary income is recognized. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares received upon exercise of a stock appreciation right generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Common Shares, Restricted Stock and Restricted Stock Units.  Grants of common shares will result in the grantee recognizing ordinary income in an amount equal to the value of the shares at such time, and the Company generally will receive a corresponding deduction. Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant of such restricted stock or restricted stock units. However, when the restricted stock or restricted stock units vest or are paid, as applicable, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the Company will generally receive a corresponding deduction.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect under Section 83(b) of the Code to report compensation income for the tax year in which the award of restricted stock occurs. If the participant makes such an election, the amount of compensation income would be the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock would be treated as capital gain and realized only upon the sale of the stock subject to the award of restricted stock. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount earlier taken into income. Upon the sale of shares subject to the restricted stock, a participant would realize capital gain (or loss) in the amount of the difference between the sale price and the value of the shares previously reported by the participant as compensation income.

In connection with awards under the plan, the Company may withhold from any cash otherwise payable to a participant or require a participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign withholding taxes. Tax withholding obligations could be satisfied by withholding shares to be received upon exercise of an option or stock appreciation right, the vesting of restricted stock, or the payment of a restricted stock unit or performance award unit or by delivery to the Company of previously owned shares of Common Stock subject to certain holding period requirements.

Incentive Bonuses.  In general, a participant will be taxed at the time of payment of any incentive bonus. the amount subject to tax will be the amount of cash paid and, if applicable, the fair market value of any shares transferred to the participant. The Company will generally be entitled to a tax deduction at the same time for the same amount. The participant’s subsequent sale of any shares transferred in payment of an incentive bonus generally will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income recognized when the participant received the shares, and these capital gains or losses will be taxable as capital gains (long-term or short-term, depending on how long the shares were held before the sale).

Potential Limitation on Company Deductions.  As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either of their own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. The plan is designed to allow grants of awards that are “performance based” within this definition.

The Board of Directors unanimously recommends that you vote FOR this proposal.

PROPOSAL 4

STOCKHOLDER PROPOSAL

The fourth agenda item to be voted on is a stockholder proposal. CWA/ITU Negotiated Pension Plan, 831 S. Nevada Ave., Suite 120, Colorado Springs, CO 80903, owner of more than $2,000 of DRC’s common stock, has given notice of its intention to present a proposal at the Annual Meeting. The proposal and the proponent’s supporting statement appear below in italics.

The Board of Directors unanimously recommends that you vote AGAINST this proposal for the reasons stated under “Board Response” below.

Resolved:  The shareholders of Dresser-Rand Group Inc. request that the Board of Directors adopt a policy that shareholders will be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to approve or disapprove the compensation of the named executive officers disclosed in the Summary Compensation Table of the proxy statement. The board should provide appropriate disclosures to ensure that shareholders understand that the vote is advisory and will neither abrogate any employment agreement nor affect any compensation already paid or awarded.

Supporting Statement

In our view, existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with adequate means for communicating their views on senior executive compensation to boards of directors. In contrast, in the United Kingdom, shareholders of public companies are permitted to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding, but it gives shareholders an opportunity to communicate views in a manner that could influence senior executive compensation.

“Say on Pay” in the U.K., we believe, serves a constructive purpose. A study by the Yale School of Management found that the resulting dialogue between boards and shareholders appeared to moderate pay increases, enhance the ability of compensation committees to stand up to insider pressures, and add legitimacy to the executive compensation process. [Stephen Davis, “Does ’Say and Pay’ Work?” Millstein Center for Corporate Governance and Performance, Yale, 2007]

U.S. stock exchange listing standards currently require shareholder approval of equity-based compensation plans. However, those plans give compensation committees broad discretion in making awards and establishing performance thresholds. Also, the performance criteria submitted for shareholder approval are generally stated in broad terms that, in our view, do not effectively constrain compensation.

Under the circumstances, we do not believe shareholders have an adequate mechanism for providing feedback with respect to the application of those general criteria to individual pay packages. [See Lucian Bebchuk & Jesse Fried, Pay Without Performance (2004), p. 49.] While withholding votes from compensation committee members who stand for reelection is an option, we believe that course is a blunt and insufficient instrument for registering dissatisfaction with the way committees have administered compensation plans and policies.

Our CEO received compensation in excess of $12.1 million in 2006. This proposal looks to the future and would give shareholders a voice that could help assure that such excessive compensation does not continue. The annual “Say on Pay” would also provide a focus for media scrutiny that could assist in bringing about more reasonable compensation practices.

We urge Dresser-Rand’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual shareholder “Say on Pay.” We believe the results of such a vote would provide our Board with useful information about whether shareholders view the company’s senior executive compensation, as reported each year in the proxy statement, to be appropriate.

Board Response

The Board has considered this stockholder proposal and, for the reasons below, the Board believes that its adoption is both unnecessary and contrary to the best interests of the Company and its stockholders.

The proposal suggests that an advisory vote would inform management and the Board about stockholder views. However, the Company’s stockholders already have an avenue for communicating with the Board on any issue, including executive compensation. Specifically, as described in the section of this proxy statement captioned “Communications with the Board,” stockholders may contact the Chairman of the Board, the entire Board or any individual member of the Board (including members of the Compensation Committee). Thus, the Company’s current form of direct communication provides stockholders avenues to express their views on precise issues in ways that a referendum does not. In this regard, an advisory vote would not provide the Board or its Compensation Committee helpful information, as it would not identify the particular compensation policies and decisions with which stockholders may be concerned. Thus, the Board believes that an advisory vote on executive compensation is unnecessary because the Company’s current practices facilitate good communication between the Board and our stockholders on all matters of interest to our stockholders.

Implementation of the proposal also may hinder the Company’s ability to attract the most qualified executive talent. It is critical for our Board and its Compensation Committee to maintain flexibility in shaping our compensation programs in order to serve the best interests of our Company and our stockholders. As discussed in the section of this proxy statement captioned “Compensation Discussion and Analysis,” the Compensation

Committee (which is composed solely of independent directors) designs our executive compensation programs to attract, motivate, and retain outstanding employees and to align the interests of our executives with those of our stockholders. The Compensation Committee takes seriously its responsibility for evaluating the performance of and setting compensation for the Company’s executive officers, and the Board believes that the Compensation Committee is best equipped to consider the complex factors that affect compensation, such as the Company’s strategic goals and industry, the market for executive talent, individual contributions, and evolving governance trends. Moreover, this proposal appears to be based on a requirement in the United Kingdom and some other countries. However, its inapplicability to the United States is demonstrated by the fact that only a few U.S. companies have agreed to adopt an advisory vote on executive compensation in the future. Accordingly, we believe that adoption of this practice could put our Company at a competitive disadvantage and negatively affect stockholder value by making it more difficult for the Company to attract and retain executive officers due to a perception that the advisory vote may limit the Company’s ability to be responsive to changes in the market for executive talent.

The Board also disagrees with the proposal’s suggestion that an advisory vote is necessary in light of the Company’s current executive compensation program. The Supporting Statement for the proposal implies that the Company’s Chief Executive Officer received compensation in excess of $12.1 million in 2006 and that such compensation was excessive. As fully explained in the Company’s Proxy Statement dated May 16, 2007, most of Mr. Volpe’s compensation in 2006 was derived from a program that First Reserve Corporation implemented as part of its acquisition of the Company. This program, which required an investment of personal funds by Mr. Volpe, was not designed or controlled by the Company, and the cash payments were paid by First Reserve Corporation and not by the Company. A detailed discussion of the Company’s compensation decisions associated with Mr. Volpe’s 2006 compensation is set forth in the 2007 Proxy Statement. Moreover, Mr. Volpe’s compensation in 2007 is considerably less than 2006, even though some of his compensation in 2007 still reflects his participation in the First Reserve program, as set forth in the Summary Compensation Table on page 44 of this proxy statement.

Finally, the Board believes that the proposal is motivated by the unsuccessful efforts of a labor union representing Company employees to achieve its bargaining objectives with the Company. The proposal was submitted by a pension fund the vast majority of whose beneficiaries are members or retired members of labor union CWA. The Industrial Division of CWA (IUE-CWA) Local 313 represents employees at a Company facility who went on strike for sixteen weeks during 2007. During the strike, the local union complained repeatedly about the Company’s executive compensation practices. The local union’s leadership claimed that money the Company saved in an earlier contract negotiation for a separate facility went “directly in the pockets of [the Company’s] top executives.” The local union also claimed in a press release that, “Dresser-Rand executives want to break Local 313 so that they can receive even larger profits.” The Board disagrees with these claims and believes that this proposal is inappropriate.

The Board of Directors unanimously recommends that you vote AGAINST this proposal.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies will be voted in accordance with the recommendation of the Board, or in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

In determining director independence, DRC employs the standards set forth in the New York Stock Exchange (“NYSE”) listed company manual. The independence test included in the NYSE listing standard requires that the

Board determine that the director have no direct or indirect material relationship with DRC. Additionally, a director is not independent if:

•	The director is or has been within the last three years an employee of DRC (or an immediate family member of such director is or was within the last three years an executive officer of DRC).

•	The director or an immediate family member received more than $100,000 during any 12-month period within the last three years in compensation from DRC (other than for director and committee fees, pensions or other deferred compensation from prior service).

•	The director or an immediate family member is a current partner of DRC’s internal or external auditor, the director is a current employee of such firm, an immediate family member is a current employee of such firm who participates in the audit, assurance or tax compliance practice, or the director or immediate family member was in the last three years, but is no longer, a partner or employee of such firm and personally worked on DRC’s audit during that time.

•	The director or an immediate family member is or has been within the last three years employed as an executive officer by any company whose Compensation Committee includes or included a current executive officer of DRC.

•	The director is a current employee (or an immediate family member is a current executive officer) of another company that made payments to, or received payments from, DRC for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenue.

In addition, members of our Audit Committee must meet the following additional independence requirements under the SEC’s rules:

•	no director who is a member of the Audit Committee shall be deemed independent if such director is affiliated with DRC or any of its subsidiaries in any capacity, other than in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other board committee; and

•	no director who is a member of the Audit Committee shall be deemed independent if such director receives, directly or indirectly, any consulting, advisory or other compensatory fee from DRC or any of its subsidiaries, other than fees received in such director’s capacity as a member of our Board of Directors, the Audit Committee or any other Board committee, and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with DRC (provided such compensation is not contingent in any way on continued service).

Applying the NYSE test, the Board has affirmatively determined that Messrs. Macaulay, Raspino, Roth, Underwood, Vettier, Winkler and Ms. Foley are independent, and that all members of the Audit Committee meet the heightened requirements for independence set forth above. The Board also determined that Messrs. McComiskey and Moore, whose terms expired at the 2007 Annual Meeting, were independent. In addition, the Board affirmatively determined that Mr. Volpe is not independent because he is the President and Chief Executive Officer of DRC.

The Board of Directors and its Committees

The Board of Directors held 4 meetings in 2007, either in person or by telephone. Each director attended at least 75% of all Board and applicable committee meetings during 2007. Directors are encouraged to attend stockholder meetings. Six Directors attended the 2007 Annual Meeting. In connection with each of the quarterly Board meetings, the non-management Directors will meet in executive session without any employee directors or members of management present. If the Board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The Chairman of the Board presides at each executive session of the non-management directors.

DRC has standing Audit, Compensation and Nominating and Governance Committees. The committee members are as follows:

Nominating and
Name	Audit		Compensation		Governance

Rita V. Foley			X
Louis A. Raspino	X		X	*
Philip R. Roth	X				X	*
Michael L. Underwood	X	*			X
Jean-Paul Vettier			X
Joseph C. Winkler III					X

*	Chairman.

The Audit, Compensation and Nominating and Governance Committees held fourteen, thirteen, and five meetings, respectively, in 2007.

The principal responsibilities and functions of the standing Board committees are summarized below and described in more detail in the written charters adopted by the Audit Committee, Compensation Committee, Nominating and Governance Committee, each of which may be found under the Corporate Governance portion of the Investor Relations section on the Company’s website (www.Dresser-Rand.com). DRC’s Corporate Governance guidelines also are available on the Corporate Governance portion of the Investor Relations section on the Company’s website. In addition, any stockholder may obtain a print copy of these charters or DRC’s Corporate Governance Guidelines by contacting our Corporate Secretary.

Audit Committee

Our Audit Committee currently consists of Michael L. Underwood, who serves as Chairman, Louis A. Raspino and Philip R. Roth. The Board has determined that Michael L. Underwood is an Audit Committee “financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent registered accountants’ qualifications and independence, the performance of the independent registered accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent registered accountants’ report describing the independent registered accountant firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to the public, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered accountants, (9) reviewing with the independent registered accountants any audit problems or difficulties and managements’ response, (10) setting clear hiring policies for employees or former employees of the independent registered accountants, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) establishing procedures for the receipt and monitoring of complaints received by DRC (including anonymous submissions by our employees) regarding accounting, internal accounting and auditing matters, (13) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, (14) reporting regularly to the full Board and (15) conducting an annual evaluation of its performance. The Audit Committee has adopted a written charter, a copy of which may be obtained as described above.

As previously discussed, the Board has concluded that Messrs. Underwood, Raspino and Roth are independent for purposes of serving on the Audit Committee.

Compensation Committee

Our Compensation Committee currently consists of Louis A. Raspino, who serves as Chairman, Rita V. Foley and Jean-Paul Vettier. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to DRC and its subsidiaries’ compensation programs including the compensation of key employees and executives. The Compensation Committee is responsible for (1) administering DRC’s and its subsidiaries’ long-term incentive and stock plans, (2) reviewing the overall executive compensation philosophy of DRC and its subsidiaries and their benefit plans and programs, including employee pension plans, (3) reviewing and approving corporate goals and objectives relevant to Chief Executive Officer and other executive officers compensation, including annual performance targets, (4) evaluating the performance of the Chief Executive Officer and other executive officers in light of the corporate goals and objectives and, based on such evaluation, recommending for approval by the independent Directors of our full Board the annual salary, bonus, equity based and other compensation and benefits, direct and indirect, of the Chief Executive Officer and determining and approving the compensation benefits of the other executive officers, (5) preparing recommendations and periodic reports on its activities to the Board of Directors, (6) preparing the annual report on executive compensation for inclusion in DRC’s proxy statement as required by the SEC, (7) reviewing and approving employment contracts and other similar arrangements between DRC and our executive officers, (8) retaining consultants to advise the Committee on executive compensation practices and policies, (9) annually reviewing the adequacy of the Compensation Committee charter, (10) conducting an annual evaluation of its performance, and (11) handling such other matters that are specifically delegated to the Compensation Committee by the Board. The Compensation Committee has adopted a written charter, a copy of which may be obtained as described on page 22.

More information describing the Committee’s processes and procedures for considering and determining executive compensation, including the role of consultants in determining or recommending the amount or form of director and executive compensation is included in the Compensation Discussion and Analysis.

As discussed above, the Board has concluded that Messrs. Raspino and Vettier and Ms. Foley are independent.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Philip R. Roth, who serves as Chairman, Michael L. Underwood and Joseph C. Winkler III. The Nominating and Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board individuals qualified to become executive officers, (3) overseeing evaluations of management and the Board, its members and committees of the Board, (4) periodically reviewing the composition of each committee of the Board, (5) reviewing the adequacy of our certificate of incorporation and bylaws, (6) developing and recommending to the Board corporate governance practices and policies, (7) overseeing and approving the management continuity process, (8) handling such other matters that are specifically delegated to the Nominating and Governance Committee by the Board from time to time, (9) reporting regularly to the full Board, (10) annually reviewing the adequacy of the committee’s charter, (11) conducting an annual evaluation of its performance, and (12) evaluating and establishing the compensation of the non-employee Directors of the Board.

The Nominating and Governance Committee has adopted a written charter, a copy of which may be obtained as described on page 22. As discussed above, Board has made an affirmative determination that Messrs. Roth, Underwood and Winkler are independent.

Prospective director nominees are identified through the contacts of the Chairman of the Board, other Directors or members of senior management, by stockholders or through reputable search firms. Once a prospective director nominee has been identified, the Nominating and Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based on the information provided to the Committee and the Committee’s own knowledge of the candidate, which may be supplemented by the Committee through its own inquiries. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee will evaluate director nominees, including nominees that are submitted to DRC by a stockholder, taking into consideration certain criteria, including the candidate’s industry knowledge and experience, wisdom, integrity, actual or potential conflicts of interest, skills such as understanding of finance and marketing, and educational and professional background. The Committee will also assess the candidate’s qualifications as an independent director under the current independence standards of the NYSE. In addition, the Committee will consider the prospective candidate in light of the current composition of the Board and the collective Board members’ skills, expertise, industry and regulatory knowledge, and diversity of perspectives. The candidate must also have time available to devote to Board activities and the ability to work collegially and to serve the interests of all stockholders. In the case of candidates recommended by stockholders, the Committee will also consider the capability of the candidate to discharge his or her fiduciary obligations to all stockholders. As necessary, DRC may engage the services of a third party for a fee to identify and evaluate prospective nominees.

In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board.

DRC’s Nominating and Governance Committee will consider recommendations for candidates for the Board of Directors received from its stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit the recommendation in writing to the Nominating and Governance Committee, care of the Company’s Corporate Secretary and must include: (i) the name of the stockholder making the recommendation; (ii) the recommended candidate’s name and a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service; (iii) a summary of the recommended candidate’s qualifications for membership on the Board; (iv) the number of shares of the Company’s common stock owned beneficially or of record by both the stockholder making the recommendation and the recommended candidate; and (v) a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve if elected. The Nominating and Governance Committee may request additional information from the stockholder making the recommendation and/or the recommended candidate. The Nominating and Governance Committee will evaluate candidates recommended by stockholders using the same process and criteria that are used in evaluating candidates through the normal process of the Nominating and Governance Committee.

In accordance with DRC’s Amended and Restated Bylaws, any stockholder entitled to vote for the election of directors at an Annual Meeting may nominate persons for election as directors. For the 2009 Annual Meeting, a stockholder may nominate persons for election as directors only if the Secretary of DRC receives written notice of any such nominations no earlier than December 2, 2008, and no later than January 1, 2009. Any stockholder notice of intention to nominate a director shall include:

•	the name and address of the stockholder;

•	the class and number of shares of DRC that are beneficially owned by the stockholder;

•	the name of the person nominated by the stockholder;

•	all other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC or otherwise required by Regulation 14A of the Exchange Act; and

•	the written consent of the nominee to being named in the proxy statement and to serve as a director if elected.

DRC did not receive any stockholder recommendations for Director nominees to be considered by the Nominating and Governance Committee in connection with the Annual Meeting.

Code of Conduct

DRC has adopted a Code of Conduct that applies to all employees, executive officers and Directors of DRC. The Code of Conduct is posted on DRC’s website, www.Dresser-Rand.com, and is available in print upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, 1200 West Sam Houston Parkway North, Houston, Texas 77043. Any waiver of any provision of the Code of Conduct granted to an executive officer or Director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed on DRC’s website at www.Dresser-Rand.com or in a report on Form 8-K.

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board, the Chairman of the Board, or the non-management Directors as a group by the following means:

Email: mmai@dresser-rand.com
Mail: Board of Directors

Attn:	Corporate Secretary
1200 West Sam Houston Parkway North
Houston, TX 77043

Stockholders and other interested parties should clearly specify in each communication the name of the individual Director or group of Directors to whom the communication is addressed. Stockholder and other interested party communications will be promptly forwarded by the Secretary of DRC to the specified Director addressee. Communications addressed to the full Board of Directors or the group of non-management directors will be forwarded by the Secretary of DRC to the Chairman of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their age as of March 18, 2008.

Name	Age	Office or Position Held

Vincent R. Volpe Jr.	50	President and Chief Executive Officer
Mark E. Baldwin	54	Executive Vice President and Chief Financial Officer
Stephen A. Riordan	48	Vice President Finance
Walter J. Nye	52	Executive Vice President and General Manager, European Operations
Bradford W. Dickson	52	Vice President and Chief Marketing Officer
Jesus Pacheco	50	Executive Vice President, New Equipment Worldwide
Christopher Rossi	43	Executive Vice President, Product Services Worldwide
Jean-Francois Chevrier	61	Vice President and General Manager, North American Operations
Elizabeth C. Powers	48	Vice President and Chief Administrative Officer
Mark F. Mai	47	Vice President, General Counsel and Secretary
Lonnie A. Arnett	62	Vice President, Controller and Chief Accounting Officer

Vincent R. Volpe Jr. is our President and Chief Executive Officer and has served as a member of our Board of Directors since October 2004. Mr. Volpe has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1981. He has held positions in Engineering, Marketing and Operations residing and working in various countries, including: Applications Engineer in Caracas, Venezuela; Vice President Dresser-Rand Japan in Tokyo, Japan; Vice President Marketing and Engineering Steam and Turbo Products in Olean, New York; Executive Vice President European Operations in Le Havre, France; and President Dresser-Rand Europe in London, U.K. In January 1997, Mr. Volpe became President of Dresser-Rand Company’s Turbo Product Division, a position he held until September 2000. In April 1999, he assumed the additional role of Chief Operating Officer for Dresser-Rand Company, responsible for worldwide manufacturing, technology and supply chain management, serving in that position until September 2000. Mr. Volpe became President and Chief Executive Officer of Dresser-

Rand Company in September 2000. He is proficient in five languages. Mr. Volpe earned a B.S. in Mechanical Engineering and a B.A. in German literature, both from Lehigh University.

Mark E. Baldwin has been our Executive Vice President and Chief Financial Officer since August 2007. Prior to that, he served as the Executive Vice President, CFO, and Treasurer of Veritas DGC Inc., a public energy service company from August 2004 until February 2007. From April 2003 to July 2004 he was an Operating Partner at First Reserve Corporation. Mr. Baldwin served as the Executive Vice President and Chief Financial Officer for NexitraOne, LLC, a voice and data products distribution company, from October 2001 to August 2002. Other previous experience includes four years as Chairman and Chief Executive Officer for Pentacon Inc. and 17 years with Keystone International Inc. in a variety of finance and operations positions, including Treasurer, CFO, and President of the Industrial Valves and Controls Group. Mr. Baldwin has a B.S. in Mechanical Engineering from Duke University and an MBA from Tulane University.

Stephen A. Riordan has been our Vice President Finance since April 2005. Mr. Riordan served as Chief Financial Officer from October 2004 to April 2005. Prior to that, Mr. Riordan served as Vice President Finance from January 2003 to October 2004. From January 1998 until December 2002, Mr. Riordan worked as an independent consultant to numerous Ingersoll-Rand Company Limited business units both domestically and internationally. Mr. Riordan joined Ingersoll-Rand in 1981 and spent sixteen years in the finance function in positions of increasing responsibility. From May 1993 until November 1997, Mr. Riordan was the Worldwide Division Controller for Ingersoll-Rand’s European Paving Equipment business unit in Germany. Mr. Riordan earned his CPA and is presently a Certified Management Accountant. Mr. Riordan possesses a B.S. in Accountancy from Bentley College and an M.B.A. from Lehigh University.

Walter J. Nye In February 2007, our Board of Directors approved a change in Mr. Nye’s responsibilities to Vice President and General Manager, European Operations. Prior to that, he had been our Executive Vice President and General Manager, European Operations Worldwide Product Services since October 2004. Mr. Nye has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1975. He has held numerous positions of increasing responsibility including Controller, Turbo Products Division; President, Dresser-Rand Services Division; and most recently served as Executive Vice President, Product Services from October 1997 until October 2004. Prior to this appointment, Mr. Nye served as Controller for Worldwide Turbo Operations. He has also been active in the Olean Turbo world class manufacturing investment program, reengineering, business strategy and cost reduction. Mr. Nye earned a B.A. from St. Bonaventure University and a Certificate in Management Accounting.

Bradford W. Dickson In June 2007, our Board of Directors approved a change in Mr. Dickson’s responsibilities to Vice President and Chief Marketing Officer. Prior to that he had been our Executive Vice President, New Equipment Worldwide since October 2004. Mr. Dickson has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1977 with over 29 years of experience in the global energy industry with compressors and turbines for process oil and gas applications. He has held various leadership positions in International Sales, Marketing, and Project Management for Dresser-Rand and predecessor companies to the business, including three years located in Caracas, Venezuela managing the Venezuelan and Colombian Operations. From January 1999 to August 2000, Mr. Dickson served as Executive Vice President, Latin America, and served as Executive Vice President, The Americas Region, from August 2000 to April 2002. From April 2002 to July 2003, Mr. Dickson served as Executive Vice President, The Americas and Asia Pacific Regions. From July 2003 to October 2004, he served as Executive Vice President, responsible for all company new equipment sales worldwide, and today also carries functional responsibility for Corporate Marketing and the Government Business Unit. Mr. Dickson earned a B.S. in Engineering from the University of Illinois and an M.B.A. from the University of Southern California’s Marshall School of Business.

Jesus M. Pacheco was appointed Executive Vice President, New Equipment Worldwide in June of 2007. He is responsible for all company new equipment sales and client services worldwide. Mr. Pacheco has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1990. He has held various leadership positions in Application Engineering, Extended Scope and Marketing for Dresser-Rand Company, including responsibilities as Regional Director for the former Soviet Union, based in London, UK, and Marketing Manager for the European Served Area (Europe, Eurasia, Africa and the Middle East) based at our manufacturing facility in Le Havre, France. From January 1999 to August 2000, Mr. Pacheco served as Vice President, Client Services for the Latin America Region. He assumed Client Services responsibilities for The Americas Region in August 2000, expanding them to include the European Served Area in July 2006. Mr. Pacheco has 25 years of experience in the global energy industry, including 8 years with a major oil and gas operator in Venezuela, working with compressors, turbines and compression facilities for process, oil and gas applications. Mr. Pacheco earned a BSE in Mechanical Engineering and a BS in Economics from the University of Michigan at Ann Arbor.

Christopher Rossi In February 2007, our Board of Directors approved a change in Mr. Rossi’s responsibilities to Executive Vice President, Product Services. He has worldwide responsibility for sales of our aftermarket parts and services business. Prior to that, he had been our Vice President and General Manager, North American Operations since October 2004. Mr. Rossi has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1987. He has held various leadership positions within Dresser-Rand in the areas of Engineering, Production, Materials Management, and Supply Chain Management. From October 2003 to October 2004, Mr. Rossi was Vice President and General Manager, North American Operations, responsible for all U.S. plants, and worldwide Development Engineering. Mr. Rossi served as Vice President, Supply Chain Management Worldwide from March 1998 to January 2001 and as Vice President and General Manager Painted Post Operation from February 2001 to October 2003. Mr. Rossi earned a B.S.M.E. from Virginia Tech and an M.B.A. in Corporate Finance and Operations Management from the University of Rochester’s Simon School of Business.

Jean-Francois Chevrier In February 2007, our Board of Directors approved a change in Mr. Chevrier’s responsibilities to Vice President and General Manager, North American Operations. Prior to that, he had been our Vice President and General Manager, European Operations since October 2004. Mr. Chevrier has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1990. He has held the positions of Operations Manager in Le Havre, France; Director, Special Projects in Olean, New York; and General Manager Turbo Products, Europe. From March 1997 to July 2000, he held the position of Vice President & General Manager, French Operations. From August 2000 to October 2004, Mr. Chevrier served as the Vice President & General Manager for European Operations in Le Havre, France, which included responsibility for our businesses and plants in Oberhausen, Germany, and Kongsberg, Norway. Prior to joining Dresser-Rand, Mr. Chevrier held various leadership positions at a Peugeot subsidiary, specializing in military and aerospace hydraulic equipment. Mr. Chevrier earned a B.S.M.E. from Tarbes University in France.

Elizabeth C. Powers has been our Vice President and Chief Administrative Officer since April 2005. Prior to that, Ms. Powers served as Vice President, Human Resources since April 2004. Ms. Powers was the Vice President for Ingersoll-Rand’s Global Business Service from January 1999 until January 2003. In this capacity, she was responsible for directing the design of worldwide benefits, as well as establishing the Human Resource Shared Services organization for Ingersoll-Rand. Ms. Powers left Ingersoll-Rand on a leave of absence from January 2003 until March 2004. Ms. Powers has been with Dresser-Rand Group Inc., its affiliates and predecessor companies to the business since 1986. She has held various Human Resource positions in Dresser-Rand Company since the start of the Dresser Industries, Inc. and Ingersoll-Rand joint venture and has also worked as Director and Vice President of Human Resources in various Ingersoll-Rand businesses. From 1994 to 1998, Ms. Powers served as worldwide Vice President, Human Resources, Production Equipment Group. She has also served on the Board of Rx Intelligence. Ms. Powers earned a B.S. from Cornell University’s School of Industrial & Labor Relations.

Mark F. Mai has been our Vice President, General Counsel and Secretary since October 2007. Prior to that Mr. Mai held various positions at Cooper Industries, an international manufacturing company, between 1991 and 2000 and 2003 and 2007. As Cooper’s Associate General Counsel, Corporate, from 2003 until 2007, Mr. Mai led a team that handled the legal needs of Cooper’s business operations and its mergers and acquisitions. As Cooper’s Associate General Counsel, Litigation from 1999 to 2000, he managed Cooper’s global litigation issues. From 2000 to 2003, Mr. Mai was a partner at the law firm of Thompson & Knight LLP, heading up the Corporate and Securities practice for its Austin, Texas office. He began his professional career in 1986 as an associate of Baker, Brown, Sharman & Parker, which later merged into Thompson & Knight LLP. Mr. Mai earned a B.B.A. with a concentration in finance from the University of Notre Dame and a J.D. from the University of Texas.

Lonnie A. Arnett has been our Vice President, Controller and Chief Accounting Officer since June 2005. Prior to that, he served as Vice President, Controller and Chief Accounting Officer for International Steel Group Inc. since November 2003. From May 1984 to October 2003, Mr. Arnett served as Vice President, Controller and Chief Accounting Officer of Bethlehem Steel Corporation. Mr. Arnett held financial leadership positions in auditing and as Corporate Controller at Armco Steel Corporation from April 1977 to April 1984. He also led a variety of audit engagements for Deloitte & Co., now Deloitte & Touche, from June 1968 to March 1977. Mr. Arnett is a CPA and earned a B.S. in Accounting from Western Kentucky University and an A.M.P. from Harvard Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We believe executive compensation has a direct impact on the company’s business performance, and therefore on stockholder value. Our goal is to design and implement an executive compensation program that maximizes that value to stockholders over the long term. We also believe an effective program should reinforce our corporate objectives in simple and easy to understand ways, and yet be flexible enough to remain effective in each of the global employment markets in which we operate. To that end, our Compensation Committee, working with our human resources compensation team and outside advisors, has designed a program to:

•	align our leadership’s financial interest with our stockholders,

•	promote consistent and long-term growth,

•	attract and retain talented executive officers who are capable of driving business success,

•	reward individuals for overall company, functional and business unit results, and

•	recognize individual skills, knowledge, responsibility and performance.

In this section, we discuss and analyze our compensation policies and decisions with respect to the material elements of compensation for each of our named executive officers in 2007 in light of the foregoing goals and objectives. For 2007 these named executive officers were as follows:

•	Vincent R. Volpe Jr., President and Chief Executive Officer

•	Leonard M. Anthony, who served as Executive Vice President and Chief Financial Officer during the period through August 31, 2007

•	Mark E. Baldwin, who joined the Company on July 23, 2007, as Vice President Finance and was elected to Executive Vice President and Chief Financial Officer upon Mr. Anthony’s resignation on August 31, 2007

•	Lonnie A. Arnett, Vice President, Controller and Chief Accounting Officer

•	Walter J. Nye, Vice President and General Manager, European Served Area

•	Jean-Francois Chevrier, Vice President, North America Operations

The Role of the Compensation Committee, Our Executive Officers and Our Compensation Consultants in Named Executive Compensation

With respect to compensation for our named executive officers, the Compensation Committee has three primary roles: (a) selecting and structuring the elements of executive compensation, (b) reviewing and approving the CEO’s recommendations regarding compensation decisions for the other named executive officers, and (c) making recommendations to the independent directors of the full Board of Directors regarding our chief executive officer’s compensation. During 2007, the Compensation Committee met 13 times. The Compensation Committee met five times from November 2006 through March 2007 with the primary purpose to discuss and set 2007 executive compensation, and again in February 2008 to finalize incentive awards for 2007.

Our chief executive officer is primarily responsible for making recommendations to the Compensation Committee regarding compensation decisions for the remaining senior leadership team, including all of the other named executive officers.

As discussed in greater detail below, both the CEO and our Compensation Committee rely in part on data collected by our external compensation consulting firm.

In August of 2006, the Compensation Committee engaged the compensation consulting firm, Pearl Meyer & Partners (PM&P), to provide advice and counsel on executive compensation matters. Additionally, the Compensation Committee instructed PM&P to work with our human resources compensation team to obtain and review compensation data and trends, and give input prior to finalizing management’s proposals for presentation to the Compensation Committee. In the fourth quarter of 2006, our management and PM&P, conducted a thorough review of our executive compensation program, including base salary, annual incentive targets and plan metrics, total cash compensation, long-term incentives, stock ownership guidelines, and change-in-control and severance programs. The data contained within this study provided the foundation for the Compensation Committee’s 2007 compensation decisions. We discuss the use of this data in the sections that follow. The Compensation Committee and management have also called upon PM&P throughout its engagement to:

•	provide updates regarding regulatory changes affecting program design and disclosure,

•	compile and present market trends, practices and data,

•	assist in the design of program elements, and

•	provide overall guidance and advice about the efficacy of these elements and their fit with our compensation philosophy and program objectives.

Our Program Elements

The material elements of our executive compensation program for 2007 for our named executive officers are listed below, together with the principal program objectives that we believe each element supports.

Base Salary	• foundation of market competitive package to attract and retain key talent
• recognizes individual skills, knowledge, responsibility and performance

Annual Cash Incentive Plan	• rewards individuals for company, business unit and individual performance
• reinforces strategic initiatives of the company

Long Term Equity Incentive Plan	• aligns leadership’s financial interests with stockholders
• facilitates achievement of stock ownership guidelines

Post-Employment (Retirement and Severance) Benefits	• necessary to attract and retain key talent

To a great extent in 2006, and to a lesser extent in 2007, some of our named executive officers also received significant benefits under an equity plan offered by our former controlling stockholder, an affiliate of First Reserve Corporation. The cash payments from this program were provided directly by the former controlling stockholder to our named executive officers and not by Dresser-Rand. Neither our Compensation Committee nor our management have any authority to administer this former stockholder-level equity plan. And as we describe below, the Compensation Committee factored the effects of the termination of this program into its compensation policies and decisions for 2007.

While each of our named executive officers receives health care and other benefits available to our employees generally, we do not consider these to be a material part of our annual compensation decisions for these officers.

Base Salary.  Base salary is the foundation of our executive compensation program. We believe it is a significant factor in attracting and retaining our key executives.

Annual Cash Incentive Plan.  Our annual cash incentive plan is designed to reward individuals for both Company and individual performance. The targeted level is expressed as a percentage of the executive’s base salary. Achievement of the targeted level is determined by reference to various financial and individual objectives, which we annually review and revise to ensure that the plan continues to align our key management’s financial interests with those of our stockholders, and to reward individual performance towards key initiatives and strategies of the company. Financial objectives account for 80% of the award potential (70% in the case of our CEO), and are tied to financial results of operations of either the Company as a whole, or specific business unit or geographic divisions. Individual objectives account for 20% of the award potential, are tied to three to five items generally thought to be within the control of the individual, and support specific goals that the Compensation Committee sets for the relevant position. For 2007, the independent directors of our Board also determined that 10% of our CEO’s award level would be determined at the discretion of the independent directors of the Board after the conclusion of the performance period.

Long Term Equity Incentive Plan.  We grant equity awards to our named executive officers under our 2005 Stock Incentive Plan. In 2007, the grants were awarded in the form of stock options (or stock appreciation rights), constituting 60% of the value of the grant, and restricted stock (or restricted stock units), constituting the remaining 40%. The value of each grant is determined by reference to a multiple of each participant’s base salary. Typically, vesting of equity grants under the plan occurs 25% per year on each anniversary of the grant. Options and stock appreciation rights expire if not exercised within 10 years of grant.

Post-Employment (Severance and Retirement) Benefits.  We believe post-employment benefits are an essential, if less prominent, part of a competitive compensation program. Our executives are eligible to participate in both a qualified retirement savings program and a non-qualified deferred compensation program. Some of our named executive officers have severance arrangements, which we also found to be necessary in terms of recruiting and retaining these officers, and helping to align stockholder and executive interests in the event of a change of control.

Our 2007 compensation decisions with respect to each of these program elements are discussed below.

How Generally We Make Compensation Decisions

Our compensation goals and objectives drive our related decision-making process. To that end, decisions about individual levels of each compensation element begin with a thorough review of relevant market data. The market data provides the broadly defined “book ends” within which we make specific awards. We then evaluate numerous factors before arriving at each specific determination. The broad use of market data coupled with an effort to individualize each decision for each executive reflects our philosophy of providing market competitive compensation, while at the same time rewarding individual performance and recognizing individual skills, knowledge and impact on our company.

Compensation decisions for which market data is a fundamental input (with individualization playing a secondary role) include:

•	base salary;

•	value of target for annual cash incentive awards (expressed as a percentage of base salary);

•	value of long term incentive grants (expressed as a multiple of base salary); and

•	stock ownership guidelines.

Market data plays a less significant role in other compensation decisions. These decisions instead are driven primarily by our evaluation of the most effective manner to provide incentives to achieve specific goals and initiatives of the individual employee, the business unit or function which he or she serves, or the company as a whole, and include:

•	identification of financial and individual objectives in the annual cash incentive plan;

•	the mix of grants under the long term incentive plan (stock options vs. restricted stock or equivalents); and

•	design of our various compensation elements and our program.

Thus, specific decisions within the framework of each of our compensation elements begin with market data, but are influenced by individual circumstances. The framework itself is generally governed more by specific goals and objectives of Dresser-Rand, but its design is informed by market conditions.

•  First Step — Defining the Range with Market Data

Because we believe market data should play a fundamental role in informing our decisions about program design, targets and individual awards, we conduct an annual market review to assess whether we are providing competitive compensation to our executives. Market data provides the basis for establishing targeted compensation levels for each of our named executive officers’ positions. However when determining the actual compensation level for each named executive officer, the incumbent’s individual performance, skills, knowledge and impact are considered.

•  Selection of Market Data

We use two types of market data: peer group data and broader based survey data. In 2007, we incorporated both peer group data and survey results as the basis for determining compensation levels for our CEO and CFO positions because we felt there was significant comparability in terms of position and responsibility with the corresponding positions at the peer companies. However, for this same period we found the position responsibilities between our remaining named executives and the other named executives within the peer companies to be significantly less comparable and therefore we relied upon broad based survey data to come up with a better position and responsibility match for these officers.

Peer Group Data .  We collect peer group data from publicly available proxy statements of our list of peer companies. Based on data collected by PM&P and our management team, the Compensation Committee determines which companies comprise our peer group based upon similarities in; 1) annual revenue, 2) business cycles, 3) types of investment risk, 4) product offerings and customer base, and 5) capitalization. For 2007, this list of peer companies consisted of:

BJ Services Co.	Helix Energy Solutions Group, Inc.	Oil States International
Cameron International Corp.	Hydril Co.	Superior Energy Services, Inc.
Dril-Quip, Inc.	NATCO Group, Inc.	Universal Compression Holdings, Inc.(1)
FMC Technologies	National Oilwell Varco, Inc.	Flowserve Corp.
Grant Prideco Inc.	Oceaneering International	McDermott International
Hanover Compressor Co.(1)

(1)	Hanover Compressor Co. and Universal Compression Holdings, Inc. are now part of Exterran Holdings, Inc.

Survey Data.  With the assistance of PM&P, we collected and analyzed position-based data from surveys that Dresser-Rand had access to as a result of its participation in such surveys. The surveys (including surveys conducted by PM&P as well as other consulting firms) incorporate data from a broad range of public and private companies. Together with PM&P, the human resources compensation team identifies key job responsibilities for each named executive officer and then matches the job responsibilities to comparable job descriptions contained within its executive compensation survey sources.

•  Use of Market Data in Decision-Making

We use the market data to provide a starting point for our evaluation of compensation levels for base salary, total cash compensation (base plus actual annual cash incentives), short-term incentive targets as a percentage of base salary, and long-term incentives. For each of these elements of compensation, we identify position-comparable 25th, 50th (median) and 75th percentile levels for each position. This data helps set a general range of compensation levels for our named executive officers. For each element, the level of compensation awarded is generally within the

25th to 75th percentile range absent extraordinary circumstances. However, where a particular executive’s level of compensation falls in relation to these end points is a function of several subjective factors, which are discussed below. For our CEO and CFO, we blended the peer group data and survey data to determine these metrics, and weighted the data sets 60/40, respectively, for the CEO, and 50/50 for the CFO, based on our assessment of the comparability of the peer group data to these positions. For our other named executive officers, we relied solely on survey data.

Our human resources compensation team also uses survey data to determine the annual baseline salary increase amounts to provide for all of our employees, worldwide. These baseline salary increase amounts vary among the many markets in which our employees work. Our named executives are eligible for these annual baseline salary increases, and this factor alone can account for a change in base salary of our named executives.

•  Second Step — Evaluating Individual Circumstances

To determine the appropriate use of the market data, we consider several person-specific factors. Our CEO subjectively evaluates whether the individual performance, skills, knowledge, and experience of the executive justify targeting a specific element more towards the 25th or 75th percentile (or potentially exceeding such “book ends”), and makes applicable recommendations to the Compensation Committee. Our Compensation Committee considers the same factors with respect to our CEO and makes any applicable recommendations to the independent directors on the Board of Directors.

•  Third Step — Finalizing the Decision

The independent directors of our Board of Directors evaluate the recommendations of our Compensation Committee with respect to our CEO’s compensation, including the Compensation Committee’s rationale for where particular elements fall within the market data, and for any exercise of discretion, and has the authority to approve, disapprove or make changes to final compensation decisions. For 2007, the independent directors of the Board unanimously approved all of the Compensation Committee’s recommendations for the CEO.

The Compensation Committee makes a similar judgment about the CEO’s recommendations regarding our other named executives. For 2007, following a discussion with the Company’s management and advisors, the committee approved the CEO’s recommendations in full.

The results of our final compensation decisions for 2007 reflect the decision process described above. After taking into consideration the effect of individual circumstances for each position, actual 2007 base pay and cash incentive payments earned in 2007 for our named executive officers fell between the 40th and 70th percentiles of the market compensation data, other than for Mr. Arnett whose 2007 base pay and incentive payments earned were above the 90th percentile. Long-term equity incentive grant values for all of the named executive officers fell between the 30th and 75th percentiles of the market compensation data.

Our 2007 Compensation Decisions

Our material decisions affecting our 2007 named executive officer compensation consisted of:

•	hiring a new chief financial officer;

•	determining appropriate changes to base salary and target annual incentive payments (as a percentage of base);

•	determining the performance metrics for our annual incentive plan;

•	adopting a long term incentive plan and determining grants under the plan;

•	adopting stock ownership guidelines; and

•	introducing a more simplified non-qualified post-employment benefit plan.

Compensation Decisions for New Hires

Our compensation decisions surrounding hiring an external candidate for an executive position are guided primarily by our objectives of attracting talented individuals who can drive business success, and of recognizing individual skills, knowledge and responsibility. This approach requires us to consider the total value of the candidate’s existing compensation package (if any), as well as of any competing offers, and try to offer a package that is, on the whole, attractive. We also consider whether the candidate will forfeit compensation by coming to work for us (e.g., unvested equity grants or annual cash incentive payments). These competitive factors may also cause us to consider offering severance arrangements, sign-on bonuses or other non-standard compensation elements. Finally, we will review our market data to determine a starting point for crafting our offer, but our Compensation Committee will exercise discretion in adjusting individual elements in order to be competitive. To the extent particular elements or the overall compensation package value are above market medians, we make the individual assessments of the value of the position to Dresser-Rand, and the potential impact of the individual in that position. These determinations are made by the Compensation Committee upon recommendation of our chief executive officer for all positions other than CEO, and would be made by the independent members of our Board of Directors for our chief executive officer.

In 2007, we used this process in determining Mr. Baldwin’s offer of employment. This process, used in past years, formed the basis for compensation offers to Messrs. Anthony and Arnett. As a result, Mr. Arnett’s target annual total cash compensation was positioned above the 75th percentile of the market data at the time of his hire in 2005.

Adjusting Base Salaries

We identified a market based salary level for each named executive officer. We then made a subjective assessment of each executive’s performance, skills, knowledge and impact, and determined that the base salary of each of our named executive officers other than our CEO was within our market guidelines. We also determined the target base salary increase for US-based employees was 3.5%, and granted each of Messrs. Anthony, Arnett and Nye a 3.0% increase in base salary. We determined that no other adjustment to their salaries was warranted.

Effective in the first quarter of 2007, Mr. Chevrier received a 10% base salary increase attributable to both the annual base salary increase he would have otherwise received in 2007, as well as the responsibilities associated with his new role of Vice President, North American Operations. This change resulted in Mr. Chevrier’s base compensation being slightly above the 60th percentile of market data. Based on Mr. Chevrier’s extensive operational experience and performance history, the Compensation Committee determined this result was appropriate.

As discussed above, our incoming CFO’s base pay was set by the Compensation Committee (upon recommendation by our CEO) in connection with his hiring. We offered a base salary that was competitive with his prior base compensation, which we also evaluated as being within our market guidelines.

Based on recommendations from our Compensation Committee, the independent members of our Board of Directors set our chief executive officer’s base salary in the same manner and determined that we should increase his base salary by 12.5% for 2007. The increase was the result of the following considerations:

•	our CEO’s existing base pay was at the 23rd percentile of market;

•	our CEO’s performance, skills and experience, as well as his impact on the Company during his tenure, warranted a base salary that was closer to the median of market;

•	our CEO’s exemplary leadership in establishing an appropriate corporate culture in which conducting business ethically and legally is of the highest priority, warranted additional recognition in terms of base salary;

•	we viewed an increase in base salary as part of a multifaceted approach to improving the CEO’s overall compensation; and

•	because under our compensation program, base salary levels also drive the value of other compensation elements, such as annual cash incentive awards and long-term equity grants, a deficiency in base salary also has a negative impact on these other elements of compensation.

The resulting increase left the CEO’s base salary at the 40th percentile of applicable market data. The Compensation Committee has targeted the median of relevant market data for the CEO’s base salary, and believed the 12.5% increase represented a significant step towards alignment with this goal.

Annual Incentive Program

In structuring the awards for 2007, the Compensation Committee reviewed incentive target award levels (expressed for each executive as a percentage of base salary) for named executive officers compared to market data. The Compensation Committee set the objectives of the annual incentive plan to ensure that the plan continues to align our key management’s financial interests with those of our stockholders, and to reward individual performance towards key initiatives and strategies of the company. The independent directors of the Board of Directors approved the objectives and targets recommended by the Compensation Committee for our chief executive officer. Generally, all of our named executive officers are eligible for a non-equity annual incentive award. However, Mr. Anthony was not eligible for an annual incentive payment following his resignation in August 2007, and Mr. Baldwin received a payment which was pro rated for his actual months of service during the year. Moreover, in 2006 the Company adopted an additional performance based incentive arrangement for Mr. Arnett, with the primary objective to reward progress toward the establishment of appropriate financial controls and elimination of material weaknesses. Additional details regarding this incentive arrangement can be found under the subheading, “Employment Agreements and Arrangements.”

•  Target Incentive Levels for the Named Executive Officers.

After evaluating the market data for each named executive officer, the independent directors on the Board of Directors approved the recommendation by the Compensation Committee to increase the maximum incentive payout level (to be earned if maximum performance against plan objectives was achieved) for Mr. Volpe from 100% of his target to 150% of his target, consistent with the maximum payout level that could be earned by all other named executive officers. The Compensation Committee believed no adjustment to the target incentive levels for the other named executive officers was warranted.

•  Plan Objectives.

The Compensation Committee reviewed the financial and individual objectives for our other named executive officers based on recommendations from our CEO, and recommended to the independent members of the Board the financial and individual objectives for the CEO. For 2007, financial objectives accounted for 80% of the award potential (70% in the case of our CEO), and were tied to financial results of operations of either the company as a whole, or specific business unit or geographic divisions. In reviewing the minimum, target and maximum values of each financial objective, the Committee considers the following:

•	the aggregate cost of payments under various performance scenarios (threshold, target, maximum), and

•	an analysis of the level of difficulty in achieving the plan targets.

Individual objectives accounted for 20% of the award potential, were tied to items generally thought to be within the control of the individual, and support specific goals that the Compensation Committee set for the relevant position. For 2007, the independent directors of our Board also elected to provide that 10% of our CEO’s award level would be determined at the discretion of the Board, based on recommendations by the Compensation Committee, after the conclusion of the performance period.

2007 Financial Objectives.  For 2007, the Compensation Committee determined that the corporate financial objectives would consist of two equally-weighted measures of financial success: operating income and average net working capital as a percentage of sales. For each of our named executive officers, these corporate financial objectives accounted for between 60% and 80% of the total incentive opportunity.

We define “operating income” in the same way that it is defined in reference to US Generally Accepted Accounting Principles (“GAAP”). We measure this objective quarterly on a year-to-date basis. Our 2007 GAAP operating income included three unusual items that were the result of decisions and actions taken in prior performance periods. Each of these unusual items were not anticipated at the time we established our annual cash incentive targets. Additionally, significant unplanned costs were incurred because of the work stoppage at our Painted Post facility in New York. After careful consideration of these items and approval by our Compensation Committee, we used an adjusted operating income figure for 2007 that excluded these prior period items as well as the estimated impact of the Painted Post work stoppage.

We define “average working capital” as the net of;

•	net accounts receivable;

•	net inventories;

•	prepaid expenses;

•	accounts payable; and

•	customer advances.

In calculating the average annual net working capital balance, we used the balance at each of the four calendar quarter ends and divided by four. This result was then divided by the annual consolidated sales to determine the annual net working capital to sales ratio.

The Compensation Committee approved these financial measures because it believes maximizing operating income and minimizing working capital as a percentage of sales are direct contributors to increasing stockholder value, consistent with our strategic initiatives. We weighted these two financial measures equally because we wanted to avoid any incentive to pursue one objective at the expense of the other, and we viewed both as equally important to our strategy. For each of our Messrs. Volpe, Anthony, Baldwin, and Arnett, the financial objectives were determined on a company-wide basis. We measured each of Mr. Nye’s and Mr. Chevrier’s objectives based on results of business units for which they have direct responsibilities: the European Served Area for Mr. Nye and North American Operations for Mr. Chevrier.

We determined the percentage by which the actual financial results compared to the financial objective. The executive could earn between 0% and 150% of his target percentage of base salary based on performance on the financial objective component, with the threshold of the award being available beginning at 80.1% of the objective, the maximum being available at 110% of the objective, and 100% being available for 100% of the objective. We vary the scale of the payout over the range of potential results in a manner that disproportionately penalizes performance at less than 90% achievement compared to the benefit of performance of greater than 100% achievement.

The operating income and net working capital objectives were set at levels that were within our management’s internal budgets for such numbers. Achieving our budgeted numbers would require a significant year-over-year improvement in those metrics from 2006. At the time they were set, we believed the threshold levels were very likely achievable, that the targets were challenging but achievable, and that the maximum levels were not reasonably likely to be achieved, but were nevertheless achievable. The Company performed well in 2007 and especially with respect to our efforts to reduce net working capital. Our actual achievement with respect to operating income performance resulted in a payment just slightly below target of 97.6%. Our achievement against the net working capital as a percentage of sales objective resulted in a maximum payment of 150% of target.

2007 Individual Objectives For 2007, the Compensation Committee determined that there would be between three and five individual objectives for each named executive officer. These objectives: 1) are established at the beginning of the performance period, 2) may be qualitative or quantitative in nature, and 3) may be weighted differently depending upon the level of challenge and impact of the objective and other factors associated with achieving each particular objective.

Consistent with our goal of recognizing individual skills, knowledge, responsibility and performance, our CEO submitted to the Compensation Committee for approval his proposal as to the individual objectives and associated weightings each of the named executive officers, including himself. These individual objectives reinforced the Company’s strategic objectives and the specific performance criteria were customized for each named executive officer’s position responsibilities in order to maximize each named executive officer’s impact on achievement of the Company’s performance goals.

In 2007 the individual objectives for our named executive officers included the following:

•	profitable growth of our business through both organic means and through acquisitions;

•	furthering the advancement of our internal controls specifically with regard to remediation of financial reporting deficiencies, resulting in elimination all material weaknesses by the end of 2007;

•	the recruitment and retention of a high quality workforce;

•	productivity targets designed to improve data management, financial reporting, on-time delivery and the overall efficiency and profitability of both our operations and our administrative processes;

•	profitability targets focused on bookings objectives and pricing initiatives; and

•	continual improvement of our health and safety performance.

In early 2008, the CEO evaluated the other named executive officers’ performance towards these objectives using various qualitative and quantitative criteria for each, with a view to determining an overall achievement rating for the individual objectives. In setting the overall achievement rating, the CEO also considered each executive’s own self assessment of achievement, as well as whether unforeseen factors arose during 2007 that would justify adjusting the overall achievement rating on a discretionary basis. The Compensation Committee conducted a similar assessment with respect to the CEO’s performance towards his individual objectives, including the CEO’s self assessment.

No single individual objective for a named executive officer contributed to more than 5% of the total potential incentive award. If an executive achieved 100% of the entire individual objectives component, he was awarded 100% of the potential annual incentive payment attributable to individual objectives component (i.e., 100% of 20% of his target incentive level). To the extent that an executive exceeded the expected outcome on the individual objectives component, he could be awarded up to 150% of the potential annual incentive payment attributable to individual objectives component (i.e. 150% of 20% of his target incentive level).

Discretionary Incentive Element .  In designing the CEO’s 2007 incentive mix, the Compensation Committee established that 10% of the CEO’s total incentive would be determined at the discretion of the independent directors of our Board of Directors. This discretionary incentive plan element applies exclusively to the CEO. For 2007, the Compensation Committee considered the CEO’s efforts to expand the Company’s revenue growth, his achievements in improving internal controls and procedures, his efforts towards long-term growth, his efforts in recruiting, retaining and building our management team, his handling of the 2007 work stoppage at our Painted Post facility, and his overall leadership. Given the Compensation Committee’s view of the magnitude of these achievements, the Compensation Committee recommended (and the independent directors of our full Board approved) that the CEO receive the maximum potential value of the discretionary element.

Final Award Calculation.  The total award for each named executive is found by multiplying (a) the achievement rating for the objective, times (b) the weighting for each objective, times (c) the target award level (as percentage of base salary), times (d) the base salary rate at December 31, 2007. We then sum these products to arrive at the final award. The following table summarizes the results of this calculation for 2007:

		Annual							Annual
	Base	Incentive	Financial Objectives		Individual Objectives		Discretionary Element		Incentive
	Salary($)	Target($)	Rating	Weight	Rating	Weight	Rating	Weight	Earned($)

Vincent R. Volpe Jr.	700,000	700,000	123.80%	70%	130%	20%	150%	10%	893,700
Mark E. Baldwin(1)	350,000	109,384	123.80%	80%	100%	20%	—	—	130,300
Lonnie A. Arnett	291,744	145,872	123.80%	80%	120%	20%	—	—	179,500
Walter J. Nye	268,039	134,020	123.45%	80%	120%	20%	—	—	164,600
Jean-Francois Chevrier	299,185	149,593	111.60%	80%	105%	20%	—	—	165,000

(1)	Mr. Baldwin’s target and earned annual incentive values were pro-rated based on his months of employment during the year.

Special Incentive

In addition to the payment Mr. Arnett received under the 2007 Annual Incentive Plan, he also received a payment of $250,000 in recognition of his 2007 achievements against the objectives set forth in the incentive arrangement established for him by the Company in December of 2006. Additional details regarding this incentive plan may be found under the subheading, “Employment Agreements and Arrangements”.

Long-term Incentives

In anticipation that final distributions from the former controlling shareholder’s equity program would be made in 2007 resulting in the termination of the program, the Compensation Committee implemented a long-term incentive program in the first quarter of 2007. In designing the program, the Compensation Committee reviewed several design proposals submitted by PM&P and selected a combination of award vehicles including:

•	stock options or stock appreciation rights, weighted at 60% of total grant value and

•	restricted stock or restricted stock, weighted at 40% of total grant value.

We view stock options and appreciation rights as long-term incentive vehicles that drive and reward future increased stockholder value (with significant downside risk for the recipient), and view restricted stock and restricted stock units as having significant current value (with lower risk of loss of value for the recipient). Both types of grants support all of our compensation objectives, and both primarily support our goal of alignment of interest with stockholders. In determining the mix of these two types of equity grants, our Compensation Committee’s principal goal was to provide value to the executives for future growth in stockholder value and, thus, weighted the award of stock options and stock appreciation rights more heavily. The Compensation Committee included the element of restricted stock and restricted stock units to encourage retention of our executives and to balance the long-term incentive portfolio.

To reinforce the importance for the executive leadership team to hold a significant equity stake in the Company, and to compensate for the discontinued benefits resulting from the termination of the former controlling shareholder’s equity program, the Compensation Committee further decided to award a two-year grant in February of 2007 whereby each named executive (other than Mr. Baldwin, who had not yet been hired) simultaneously received both a 2007 and 2008 award. We believe this action further aligned the interests of our named executive officers with those of our stockholders, increased our leadership’s focus on value creation and encouraged the retention of our executive team.

Vesting of the shares associated with the stock option, stock appreciation right, restricted stock and restricted stock unit grants attributable to the 2007 portion of the grant occurs 25% in each of the first four anniversaries following the grant date. Vesting of the shares associated with the stock option, stock appreciation right, restricted stock and restricted stock unit grants attributable to the 2008 portion of the grant occurs 25% each year beginning on the second anniversary of grant and on each subsequent anniversary thereafter. The expiration date of the stock options and stock appreciation rights attributable to both the 2007 and 2008 portions of the grants is set to occur on the date of the tenth anniversary of grant date (February 15, 2017).

In determining long-term incentive awards the Compensation Committee applied individual factors to market-based long-term incentive target levels (expressed for each executive as a multiple of base salary) for each named executive officer. The Compensation Committee approved the grants to our named executives other than our CEO based on recommendations from our CEO, and the independent directors of our full Board approved the grants to our CEO based on recommendations from our Compensation Committee. As a result of this process, the grant values as a multiple of base salary for each of our named executives were as follows:

					Actual Grant Date
					Value of Awards
				Target	(including
	Base	Target		Grant Value	grants attributable to
	Salary($)(1)	Multiple		for 2007($)	2008)(2)($)

Vincent R. Volpe Jr.	600,000	4.00	x	2,400,000	5,100,274
Leonard M. Anthony	382,512	1.00	x	382,512	781,267
Mark E. Baldwin	350,000	1.70	x	595,000	600,024
Lonnie A. Arnett	283,248	1.25	x	354,060	700,184
Walter J. Nye	260,232	1.60	x	416,371	870,338
Jean-Francois Chevrier	260,430	1.30	x	338,559	660,292

(1)	Represents the actual base salary for each named executive officer at the time the awards were calculated, not the actual base salary received in 2007.

(2)	Calculated as the sum of the values (based upon the target multiple) for both 2007 and 2008, but assumed a market growth factor increase for 2008. Mr. Baldwin had not been hired when the company made a two-year grant described above, and therefore only received a one-year grant in August 2007. Mr. Baldwin received another grant in February 2008.

The Compensation Committee recommended, and the independent directors of our Board approved, a long-term incentive grant value at the 75th percentile of market data for Mr. Volpe based on the following:

•	our CEO’s performance, skills and experience, as well as his impact on the company during his tenure; and

•	our CEO’s leadership in establishing an appropriate tone at the top to develop a culture of conducting business ethically and legally.

Mr. Anthony received a long-term incentive award valued at the 30th percentile, and Messrs. Nye and Chevrier received long-term incentive award values that fell between the 50th and 60th percentiles, of the market long-term incentive data for each of their respective positions.

Mr. Arnett’s target multiple for the combined portions of the 2007 and 2008 long-term incentive awards was valued slightly above the 75th percentile of the market long-term incentive data for Chief Accounting Officers in similarly sized companies. Mr. Arnett’s significant depth of technical accounting knowledge and experience were critical to achieving the Company’s financial organizational objectives, specifically with respect to building an effective finance organization in our newly independent company and remediating the Company’s material weaknesses. A greater portion of this total award was attributed to 2007 in order to provide recognition of Mr. Arnett’s substantial achievements in 2006 in eliminating the majority of the Company’s material weaknesses and progress in establishing a solid financial organization and reporting infrastructure, and to satisfy the Company’s prior commitment to him.

Mr. Baldwin received a 2007 long-term incentive grant as an inducement for him to join the Company. This grant was valued at the 50th percentile of the market.

Stock Ownership Guidelines

In conjunction with its competitive review of executive compensation, the Compensation Committee also analyzed the stock ownership practices within our market data. The Compensation Committee established and introduced stock ownership guidelines in December of 2006 in order to encourage our executive leadership team to acquire and hold a significant ownership stake in our stock. Under these guidelines, members of the executive leadership team, including the named executive officers, are expected to hold common stock having a value derived through applying a targeted multiple to his or her base salary.

The targeted multiples vary among the executives depending upon their position responsibilities. Our stock ownership guidelines recommend a multiple of 10 times base salary for the CEO, a multiple of four times base salary for the CFO and a multiple of three times base salary for the other named executive officers. Each member of the executive leadership team covered by our stock ownership guidelines is expected to retain at least 50 percent of the shares acquired under awards granted under our long-term incentive program until he or she achieves the ownership target (excluding any shares sold or forfeited to satisfy withholding obligations or to “net exercise” any option). For purposes of these guidelines, stock ownership includes shares over which the holder has direct or indirect ownership or control, including restricted stock and restricted stock units, but does not include unexercised stock options. We expect our named executives to meet the guidelines within five years. The Compensation Committee intends to review each named executive officer’s progress toward achievement of targeted ownership on an annual basis.

Stock Plan Governance and Administration

In designing the long-term incentive program and determining aggregate 2007 grants thereunder, the Compensation Committee considered the impact of shares granted on the total number of Dresser-Rand shares outstanding. Specifically, prior to finalizing and implementing the long-term incentive program, the Compensation Committee reviewed the percentage of estimated total shares to be granted, inclusive of the two-year award for the executive leadership team and grants to all other participants, as a percentage of total common shares outstanding. We performed this calculation and subsequent analysis in order to compare the proposed annual share grants with both best practice guidelines set forth by Institutional Stockholder Services (ISS) as well as with our peer companies.

In calculating the percentage of estimated shares to be granted, the estimated full value awards to be granted were converted to option equivalents. We then compared the result of this calculation (“the utilization rate”) to the utilization rates for our peer companies indicated under the heading, Determining Executive Compensation. The Compensation Committee determined that our utilization rate, inclusive of the two-year award for the executive leadership team, was at approximately the 62nd percentile of the utilization rates for the group of peer companies. This result was within both ISS guidelines and what the Compensation Committee believed to be an acceptable range of our peer companies.

In light of options dating issues affecting other companies, the Compensation Committee also adopted four fixed dates on which equity grants could occur in 2007. The two-year grant to the executive leadership team, including the named executive officers occurred on the first fixed grant date of February 15, 2007. Three successive fixed dates of May 15, August 15 and November 15 were established for subsequent new hire or special grants.

Post-Employment (Retirement and Severance) Benefits

We believe post-employment benefits are an essential, if less prominent, part of a competitive compensation program. Our post-employment benefits consist of qualified and non-qualified retirement plans, as well as severance arrangements for some of our named executive officers.

•  Retirement Benefits.

In 2006 we froze two non-tax qualified post-employment retirement plans and in 2007 implemented a new, more simply designed non-qualified deferred compensation program. We also revised our existing qualified retirement savings plan. We have designed these plans to provide benefit levels that are competitive when compared to similarly sized companies within general industry, and with simple and straightforward terms to encourage and facilitate realization of the maximum value by participants.

The Compensation Committee requested that PM&P provide advice regarding the competitiveness and appropriateness of the company-provided benefits (including with respect to our named executive officers). The Compensation Committee approved the new and revised plans as proposed by our human resources compensation team.

In 2007 the following defined contribution savings programs were sponsored by the Company:

•	Dresser-Rand Company Retirement Savings Plan (“the Qualified Retirement Savings Plan”), a tax-qualified, defined contribution plan with a 401(k) feature that provides non-matching and Company matching contributions on pre- and post-tax deferrals; and

•	Dresser-Rand Company Non-Qualified Retirement Plan (“the Non-Qualified Retirement Savings Plan”), a non-tax-qualified defined contribution plan for a select group of management and highly compensated employees that provides company matching contributions on post-tax deferrals of base salary and or annual incentive payments expressed as a percentage of the base salary and or incentive payment. Participation in this plan is voluntary and is determined through an annual enrollment process. Other features of this Plan include:

•	Two different participation and matching levels;

•	Tier 1 is applicable to our US named executive officers and provides 100% matching of every dollar the participant contributes into the Plan, up to 10% of earnings and/or incentive deferrals to a maximum of $150,000 per year

•	Tier 2 is applicable to certain highly compensated employees below the executive staff level and provides 100% matching of every dollar the participant contributes into the Plan, up to 5% of earnings and/or incentive deferrals to a maximum of $15,000 per year

•	Participants may contribute between 1% and 80% of their annual base salary and/or 1% to 80% of their annual cash incentive

•	Company matching contributions become fully vested after three years of services with the Company

•	Participants may choose from a variety of investment funds in which to allocate account balances. The investment choices offered to Non-Qualified Retirement Savings participants are similar to the investment choices offered under the Qualified Retirement Savings Plan.

2007 Annual
Investment Fund	Return

Vanguard Target Retirement Income Fund	8.17%
Vanguard Target Retirement 2005 Fund	8.12%
Vanguard Target Retirement 2010 Fund	7.7%
Vanguard Target Retirement 2015 Fund	7.55%
Vanguard Target Retirement 2020 Fund	7.52%
Vanguard Target Retirement 2025 Fund	7.59%
Vanguard Target Retirement 2030 Fund	7.49%
Vanguard Target Retirement 2035 Fund	7.49%
Vanguard Target Retirement 2040 Fund	7.48%
Vanguard Target Retirement 2045 Fund	7.47%
Vanguard Target Retirement 2050 Fund	7.49%
Vanguard 500 Index Fund	5.39%
Vanguard U.S. Growth Fund	10.15%
Vanguard Windsor II Fund	2.23%
Vanguard Mid-Cap Index Fund	6.02%
Mainstay Small Cap Opportunity Fund Class I	(17.09)%
Vanguard Small Cap Index Fund	1.16%
Vanguard Explorer Fund	5.06%
Vanguard Wellington Fund	8.34%
Vanguard Total International Stock Index Fund	15.52%
Vanguard International Growth Fund	15.98%
Vanguard Total Bond Market Index Fund	6.92%
Vanguard Prime Money Market Fund	5.14%

Each of our named executive officers is eligible to participate in the Qualified Retirement Savings Plan on the same basis as all other plan participants. Specific details regarding the benefits earned by each of our named executive officers with respect to both the Qualified and Non-Qualified Retirement Savings Plans can be found in the Summary Compensation Table and the Non-Qualified Deferred Compensation Table, respectively.

•  Other Post-Employment Plans Frozen or Terminated

Messrs. Volpe and Nye also have accrued benefits under the following frozen plans:

•	Dresser-Rand Pension Plan, frozen in 1998

•	Supplemental Executive Retirement Plan of Dresser-Rand Company (“SERP Plan”), frozen in 1998

•	ERISA Company Compensation Limit Plan for Dresser-Rand company (the “Compensation Limit Plan”), frozen in 2006 and,

• ERISA Excess Benefit Plan for Dresser-Rand Company (the “Excess Plan”), frozen in 2006

Balances and earnings attributable to these plans are disclosed as applicable in the Summary Compensation Table and the Non-Qualified Deferred Compensation Table.

•  Severance Arrangements

A description of the severance arrangements applicable to our named executive officers can be found below under the heading “Potential Payments Upon Termination or Change in Control.”

Perquisites

Our use of perquisites as an element of compensation is limited and is not viewed as a significant element of our compensation structure. In 2007, we provided a leased automobile to Mr. Volpe and paid the associated costs, including fuel, insurance and repairs. We also provided a car to Mr. Chevrier and reimbursed all service, repair and maintenance costs for the vehicle.

Employment Agreements and Arrangements

Vincent R. Volpe, Jr.

On October 27, 2004, the Company entered into an employment agreement with Mr. Volpe pursuant to which he serves as our President and Chief Executive Officer and as a director. Mr. Volpe’s employment agreement has an indefinite term. Mr. Volpe’s total compensation and additional incentives are reviewed at least once every twelve months by the Board of Directors.

Under the agreement, Mr. Volpe is also entitled to benefits in accordance with the terms and conditions of the benefit plans and programs maintained by us for individuals in positions comparable to Mr. Volpe. In addition Mr. Volpe is entitled to a leased vehicle of his choice with a purchase price not to exceed $60,000 and reimbursement for all insurance, maintenance and gasoline for the vehicle.

The Company has agreed to indemnify Mr. Volpe to the fullest extent permitted by law against all liabilities resulting from the performance of services for the Company and to advance reasonable expenses incurred by Mr. Volpe in connection with any proceeding to which he is party because of his service to the Company.

The employment agreement with Mr. Volpe also contains provisions relating to post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Jean-Francois Chevrier

On July 25, 1990, we entered into an employment agreement with Mr. Chevrier pursuant to which he became the Le Havre, France Plant Director. Mr. Chevrier’s employment agreement has an indefinite term. Under the agreement, Mr. Chevrier is eligible for participation in our bonus plan based upon the financial results of the company. If all of the objectives are met, Mr. Chevrier’s agreement provides that his bonus will be equal to 15% of his annual base salary with a maximum of 20%. Mr. Chevrier will not receive less than 10% of his annual base salary. The Company has the discretion to provide a greater bonus or additional incentives, which was the case in 2007. See “Our 2007 Compensation Decisions — Annual Incentive Program.” Under the agreement, Mr. Chevrier is entitled to use a car supplied by the company and receive reimbursement for all service, repair and maintenance costs for the vehicle.

Mark E. Baldwin

Pursuant to the terms of his offer letter dated July 15, 2007, Mr. Baldwin’s 2007 salary was $350,000 a year with an annual incentive target of 75% of his base salary for 2007. Mr. Baldwin’s 2007 incentive payment was pro-rated for the actual number of months he was employed by us in 2007. He received an initial annual long-term equity incentive valued at $600,000. Mr. Baldwin’s offer letter also contains provisions relating to post-employment compensation, which are described below under the heading “Potential Payments Upon Termination or Change in Control.”

Lonnie A. Arnett

Pursuant to the terms of a letter dated December 1, 2006, Mr. Arnett was entitled to receive a special bonus in 2007 with a maximum award potential of $200,000, to be paid on a pro rata basis based on the achievement of substantive progress toward the elimination of the Company’s material weaknesses and the establishment of appropriate internal controls. Mr. Arnett was also entitled to receive up to an additional $200,000 for the achievement of a 2007 financial audit indicating that the Company’s material weaknesses have been substantially remediated, payable in 2008 following the completion of the 2007 audit. Mr. Arnett was entitled to receive each of these bonuses in either cash or Company stock. Mr. Arnett was also entitled to a grant of restricted stock valued at $500,000 on February 15, 2007.

Other Considerations — The Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the CEO or one of the four other most highly compensated officers. In 2007, DRC was subject to the transition rules of Section 162(m) of the Internal Revenue Code and U.S. Treasury regulations applicable to entities that have recently become publicly traded. Therefore Dresser-Rand was not subject to the $1 million limitation on deductibility in 2007. Outside the transition rules, compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m).

The Compensation Committee considers the impact of this rule when developing and implementing the various elements of Dresser-Rand’s executive compensation program. We believe that it is important to preserve flexibility in administering compensation programs. Accordingly, Dresser-Rand has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid through the various elements of our compensation program may be determined not to so qualify. Where applicable, we will try to maximize deductibility under Section 162(m); however, we will do so only to the extent that the action is not in conflict with the best interests of our stockholders.

Former Controlling Stockholder Equity Program

At the time that it acquired the Company from Ingersoll Rand in 2004, our former controlling stockholder and an affiliate of First Reserve Corporation (“First Reserve”) offered an opportunity for our CEO and other key executives to invest along side the controlling stockholder and to earn cash payments based on the growth in value of First Reserve’s holdings in Dresser-Rand. The objectives of this investment program were to align the interests of the leadership team and First Reserve, and to provide a significant retention incentive to keep that leadership team in place throughout the period of First Reserve’s ownership. All of our named executive officers elected to make personal investments in this program, with the exception of Mr. Baldwin and Mr. Arnett, both of whom joined the Company after the initiation of the equity program. Through the initial public offering and each successive secondary offering of Dresser-Rand shares, participants received cash distributions directly from our controlling stockholder based on the incremental value of the Dresser-Rand stock price and the number of equity units held by each participant.

Earnings from this program have been directly tied to proceeds received by First Reserve through its sale of the company’s stock. Neither our executive leadership nor the Compensation Committee had authority to determine the amount of the individual investment under this program. First Reserve sold its remaining interest in Dresser-Rand on March 13, 2007, and provided final cash distributions to all participants shortly thereafter. As a result, there will be no further distributions from this equity program. While generally accepted accounting principles require us to record expenses relating to this equity program for the compensation elements made by a controlling stockholder, we believe it is not a material component of our current compensation program. Our non-cash expenses related to payments under the program are disclosed under “All Other Compensation” in the summary compensation table for each named executive officer who participated in the program. Further, the cash payments made by First Reserve to the participating named executive officers, which are related to the Company’s non-cash expense are disclosed in footnotes to the summary compensation table. Additional details regarding this program are discussed under the heading Dresser-Rand Holdings, LLC Membership Interests in the Certain Related Party Transactions section of this proxy statement.

Summary Compensation Table

The following table summarizes the compensation of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for 2007 and 2006. We refer to these individuals as our named executive officers.

								Change
								in Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation	All Other
Name and Principal		Salary		Awards	Awards	Compensation		Earnings	Compensation		Total
Position	Year	($)		($)(1)	($)(1)	($)(2)		($)(3)	($)(12)		($)

Vincent R. Volpe Jr.,	2007	675,000		332,540	519,685	893,700		0	1,091,287		3,512,212
President & Chief	2006	600,000		0	0	600,000		8,559	10,958,964	(4)	12,167,523
Executive Officer
Leonard M. Anthony,	2007	258,198	(5)	56,485	68,584	0		0	1,456,237		1,839,504
Executive Vice	2006	380,634		0	0	255,700		0	2,167,033	(6)	2,803,367
President and Chief Financial Officer
Mark E. Baldwin,	2007	154,340	(7)	22,499	33,753	130,300		0	4,630		345,522
Executive Vice	2006	0		0	0	0		0	0		0
President and Chief
Financial Officer
Lonnie A. Arnett,	2007	289,620		311,062	63,670	429,500	(8)	0	56,602		1,150,454
Vice President,	2006	281,186		156,455	521,976	279,400	(8)	0	39,670		1,278,687
Controller & Chief Accounting Officer
Walter J. Nye,	2007	266,087		57,148	171,003	164,600		0	325,986		984,825
Vice President &	2006	258,336		0	0	131,400		8,038	1,118,702	(9)	1,516,476
General Manager,
European Served Area
Operations
Jean-Francois Chevrier,	2007	299,185		43,342	129,768	165,000		0	245,464		882,759
Vice President North	2006	244,684		0	0	89,000		0	1,087,871	(11)	1,421,554
America Operations (10)

(1)	Amounts represent the dollar amount of expense, without any reduction for risk of forfeiture, recognized for financial statement reporting purposes in the year shown for all awards granted in that year and previous years calculated in accordance with the provisions of SFAS 123R. We used the same assumptions to calculate these amounts as we used for financial statement reporting purposes. Information about these assumptions can be found in Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and in Note 19 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006. Mr. Anthony forfeited 10,728 unvested stock awards and 39,978 unvested option awards during 2007.

(2)	Represents payments earned under the Annual Incentive Plan in 2007 that were paid to the named executive officers in 2008. Additional information regarding the determination of the payments under the Annual Incentive Plan is included in the Compensation Discussion and Analysis under the subheading “Our 2007 Compensation Decisions — Annual Incentive Program.”

(3)	Represents the aggregate increase in actuarial present value for benefits previously earned under the frozen Dresser-Rand Pension Plan and the frozen Dresser-Rand SERP Plan. The discount rate used in calculating the present value of accumulated benefits increased from 5.6% at November 30, 2006 to 6.1% at November 30, 2007. These are the same rates used for preparation of the Company’s pension plan financial statement disclosure information at those measurement dates. For the purpose of these calculations the participants are assumed to commence pension payments at age 65 (Normal Retirement Date) regardless of their current eligibility for early retirement. A discussion of the assumptions made in determining this increase is included following the tabled entitled “Pension Benefits.” The year-over-year change in actuarial present value of benefits earned from 2006 to 2007 resulted in a negative sum of $4,606 for Mr. Volpe and $4,913 for Mr. Nye.

(4)	Includes for 2006 the Company’s non-cash expense in accordance with the provisions of SFAS 123R of $10,495,856 and $341,921 for exit and service units, respectively, under the DRH LLC Equity Program. In 2006, cash payments of $28,214,064 and $10,847,002 made by FRC to Mr. Volpe based on the value of exit units and service units, respectively, held by Mr. Volpe as part of the DRH LLC Equity Program. See “Certain Related Party Transactions — Dresser-Rand Holdings, LLC Membership Interests.”

(5)	Mr. Anthony’s salary in 2007 on an annualized basis would have been $390,168. He left the Company on August 31, 2007.

(6)	Includes for 2006 the Company’s non-cash expense in accordance with the provisions of SFAS 123R of $2,099,171 and $52,295 for exit and service units, respectively, under the DRH LLC Equity Program. In 2006, the cash payments of $5,642,813 and $2,169,400 made by FRC to Mr. Anthony based on the value of exit units and service units, respectively, held by Mr. Anthony as part of the DRH LLC Equity Program. See “Certain Related Party Transactions — Dresser-Rand Holdings, LLC Membership Interests.”

(7)	Mr. Baldwin’s salary in 2007 on an annualized basis would have been $350,000. He started with the Company on July 23, 2007.

(8)	Mr. Arnett was provided with additional incentive payments of $250,000 and $150,000 for 2007 and 2006, respectively, in recognition of his leadership and accomplishments in building our financial organization and in eliminating the Company’s material weaknesses.

(9)	Includes for 2006 the Company’s non-cash expense in accordance with the provisions of SFAS 123R of $1,049,586 and $34,192 for exit and service units, respectively, under the DRH LLC Equity Program. In 2006, the cash payments of $2,821,406 and $1,084,700 made by FRC to Mr. Nye based on the value of exit units and service units, respectively, held by Mr. Nye as part of the DRH LLC Equity Program. See “Certain Related Party Transactions — Dresser-Rand Holdings, LLC Membership Interests.”

(10)	Base salary and non-equity incentive plan compensation payments were paid to Mr. Chevrier in Euros. The amounts shown in the table are based on the currency exchange rate of 1.459 for the U.S. Dollar and the Euro in effect on December 31, 2007.

(11)	Includes for 2006 the Company’s non-cash expense in accordance with the provisions of SFAS 123R of $1,049,586 and $34,192 for exit and service units, respectively, under the DRH LLC Equity Program. In 2006, the cash payments of $2,821,406 and $1,084,700 made by FRC to Mr. Chevrier based on the value of exit units and service units, respectively, held by Mr. Chevrier as part of the DRH LLC Equity Program. See “Certain Related Party Transactions — Dresser-Rand Holdings, LLC Membership Interests.”

(12)	The amounts shown in the “All Other Compensation” column include the following:

		Expense of	Company	Company
		Service	Qualified	Non-Qualified				Tax
		Units of	Retirement	Deferred	Personal	International		Assistance
		DRH LLC	Savings	Compensation	Use of	Assignment		for
		Equity	Plan	Plan	Company	Related	Relocation	Relocation
Named Executive		Program	Contributions	Contributions	Car	Compensation	Expenses	Assistance	Total
Officer	Year	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)(e)	($)(e)	($)

Vincent R. Volpe Jr.	2007	988,292	20,651	62,500	19,844	0	0	0	1,091,287
Leonard M. Anthony	2007	1,393,763	15,481	23,232	0	0	23,761	0	1,456,237
Mark E. Baldwin	2007	0	4,630	0	0	0	0	0	4,630
Lonnie A. Arnett	2007	0	15,000	41,602	0	0	0	0	56,602
Walter J. Nye	2007	98,829	20,353	24,440	0	182,364	0	0	325,986
Jean-Francois Chevrier	2007	98,829	0	0	1,132	58,910	57,794	28,799	245,464

(a)	As described below under the heading “Certain Related Party Transactions — Dresser-Rand Holdings, LLC Membership Interests” certain of the named executive officers received cash payments from FRC, our former controlling stockholder, at the time of each public offering of Dresser-Rand shares. The value of these payments were based on the market price of Dresser-Rand’s stock and the number of equity units held by each named executive officer. The values in column (a) reflect the Company’s 2007 non-cash expense under SFAS 123R associated with the DRH LLC Equity Program. Based on exit and service units held by such individual as part of the DRH LLC Equity Program, the following cash payments were paid to the following individuals by FRC, our former controlling stockholder, in 2007:

•	Mr. Volpe: $11,286,757

•	Mr. Anthony: $2,257,351

•	Mr. Nye: $1,128,676

•	Mr. Chevrier: $1,128,676

(b)	Our U.S. named executive officers are eligible to participate in the Qualified Retirement Savings Plan and are eligible for employer contributions on the same basis as all other participating employees. Non-matching Company contributions to the Qualified Retirement Savings Plan are subject to three-year cliff-vesting; all matching contributions are vested immediately. In 2007 we matched employee contributions up to 4% of compensation and contributed an additional 3% of compensation to the Qualified Retirement Savings Plan for each of the named executive officers. The values in this column represent the total of all 2007 Company contributions made on behalf of each named executive officer for this plan.

(c)	Our U.S. named executive officers are eligible to participate in a non-qualified defined contribution plan, the Dresser-Rand Company Non-Qualified Retirement Plan (the “Non-Qualified Retirement Savings Plan”). The values in this column represent the total of all 2007 Company contributions made on behalf of each named executive officer under this plan. Additional details regarding this plan are shown in the table entitled “Non-Qualified Deferred Compensation.”

(d)	The value in this column represents the incremental cost associated with Mr. Volpe’s personal use of his company car. The value for Mr. Chevrier is also based on his personal use of a company car.

(e)	Messrs. Anthony and Chevrier relocated at the Company’s request and received tax-assisted relocation benefits in accordance with the Company’s relocation policy.

Grants of Plan-Based Awards for 2007

The following table provides details about the plan-based awards granted to our named executive officers for 2007.

						All
						Other					Grant
						Stock		All Other			Date
						Awards:		Option			Fair
						Number of		Awards:		Exercise	Value
						Shares		Number of		or Base	of Stock
		Compensation				of		Securities		Price of	and
	Grant	Committee	Estimated Possible Payouts Under			Stock or		Underlying		Option	Option
	Date	Approval	Non-Equity Incentive Plan Awards(3)			Units		Options		Awards	Awards
Name	(1)(2)	Date	Threshold($)	Target($)	Maximum($)	(#)(2)		(#)(2)		($/sh)(4)	($)(5)

	—	—	5,600	700,000	1,050,000	—		—		—	—
Vincent R. Volpe Jr.	2/15/2007	2/1/2007	—	—	—	80,010		300,140		25.50	5,100,274
	—	—	2,341	292,626	438,939	—		—		—	—
Leonard M. Anthony	2/15/2007	2/1/2007	—	—	—	12,260		46,010		25.50	781,267
	—	—	875	109,384	164,076	—		—		—	—
Mark E. Baldwin(6)	8/15/2007	7/3/2007	—	—	—	6,791		25,390		35.34	600,024
	—	—	1,167	145,872	218,808	—		—		—	—
Lonnie A. Arnett	2/15/2007	2/1/2007	—	—	—	22,750		11,210		25.50	700,184
	—	—	1,072	134,020	201,030	—		—		—	—
Walter J. Nye	2/15/2007	2/1/2007	—	—	—	13,660	(7)	51,250	(8)	25.50	870,338
	—	—	1,197	149,593	224,390	—		—		—	—
Jean-Francois Chevrier	2/15/2007	2/1/2007	—	—	—	10,360	(7)	38,890	(8)	25.50	660,292

(1)	The Compensation Committee had established 4 dates for granting equity awards in 2007: February 15, May 15, August 15, and November 15.

(2)	In 2007, each named executive officer (other than Mr. Baldwin, who had not yet been hired) simultaneously received stock and option awards for both 2007 and 2008. The awards granted for 2007 vest 25% each year, beginning on the first anniversary of the grant date, and the awards granted for 2008 vest 25% each year, beginning on the second anniversary of the grant date. Holders of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

(3)	These columns show the range of payouts targeted for 2007 performance under the Annual Incentive Plan. The amount shown in the “target” column represents the incentive payment that will be earned by each named executive officer if 100% of the performance objectives are achieved. The amount shown in the “maximum” column represents the maximum amount payable of 150% of the target under the Annual Incentive Plan. The amount shown in the “threshold” column represents the amount payable under the Annual Incentive Plan if only the minimum level of performance is achieved on the financial performance objectives, which is 0.8% of the target amount. Additional information regarding the Annual Incentive Plan and the criteria applied in determining the amounts payable under the Annual Incentive Plan, can be found in the Compensation Discussion and Analysis under the subheading “Our 2007 Compensation Decisions — Annual Incentive Program.” The actual amount of incentive bonus earned by each named executive officer in 2007 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. Mr. Anthony did not receive any compensation under the Annual Incentive Plan for 2007 because he resigned from the company during the year, but received compensation as described in the section below under the heading “Post-Employment Benefits for Leonard M. Anthony.”

(4)	The exercise price is the closing market price of our common stock on the grant date.

(5)	See Note 17 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007, for more information about the assumptions used to determine these amounts.

(6)	Amounts for Mr. Baldwin’s non-equity incentive plan awards were pro-rated at 41.67% in recognition of his service during the performance period.

(7)	Represents grants of restricted stock units.

(8)	Represents grants of stock appreciation rights.

A description of the employment agreements and arrangements we have entered into with our named executive officers is included in Compensation Discussion and Analysis under the heading “Employment Agreements and Arrangements.”

Outstanding Equity Awards at the End of 2007

The following table provides information about outstanding equity awards held by our named executive officers on December 31, 2007.

	Options Awards					Stock Awards
								Market
						Number of		Value of
	Number of	Number of				Shares or		Shares or
	Securities	Securities				Units of		Units of
	Underlying	Underlying		Option		Stock That		Stock That
	Unexercised	Unexercised		Exercise	Option	Have Not		Have Not
	Options (#)	Options(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)

Vincent R. Volpe Jr.	—	154,480	(2)	25.50	2/15/2017	39,220	(2)	1,531,541
	—	145,660	(3)	25.50	2/15/2017	40,790	(3)	1,592,850
Leonard M. Anthony	—	—		—	—	—		—
Mark E. Baldwin	—	25,390	(2)	35.34	8/15/2017	6,791	(2)	265,189
Lonnie A. Arnett	—	—		—	—	19,610	(4)	765,771
		11,210	(3)	25.50	2/15/2017	3,140	(3)	122,617
	16,120	16,119	(2)	21.00	8/5/2015	14,900		581,845
	75,224	—		21.00	8/5/2015	—		—
Walter J. Nye(5)	—	26,880	(2)	25.50	2/15/2017	6,830	(2)	266,712
	—	24,370	(3)	25.50	2/15/2017	6,830	(3)	266,712
Jean-Francois Chevrier(5)	—	20,400	(2)	25.50	2/15/2017	5,180	(2)	202,279
	—	18,490	(3)	25.50	2/15/2017	5,180	(3)	202,279

(1)	Market value is calculated by multiplying the closing market price of our common stock on December 31, 2007 ($39.05) by the number of shares that have not vested.

(2)	Awards vest 25% each year, beginning on the first anniversary of the grant date.

(3)	Awards vest 25% each year, beginning on the second anniversary of the grant date.

(4)	Awards vest 33% each year, beginning on the first anniversary of the grant date.

(5)	Options and shares shown consist of stock appreciation rights and restricted stock units.

Option Exercises and Stock Vested in 2007

The following table provides information about options that were exercised and restricted stock that vested during 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized Upon	Acquired on		Value Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)(1)	(#)		($)(2)

Vincent R. Volpe Jr.	0	0	0		0
Leonard M. Anthony(3)	6,032	74,556	1,532	(4)	56,485
Mark E. Baldwin	0	0	0		0
Lonnie A. Arnett	0	0	7,450	(5)	280,791
Walter J. Nye	0	0	0		0
Jean-Francois Chevrier	0	0	0		0

(1)	Value is calculated by multiplying (a) the number of shares acquired on exercise by (b) the difference between the market price of our common stock at the time of exercise and the exercise price.

(2)	Value is calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock that vested.

(3)	Vesting of certain options and shares of restricted stock was accelerated due to resignation. See “Potential Payments Upon Termination or Change in Control — Post-Employment Benefits for Leonard M. Anthony.”

(4)	We withheld 406 shares to cover the taxes due upon vesting. The amount shown in the table does not give effect to the withholding of these shares.

(5)	We withheld 1,971 shares to cover the taxes due upon vesting. The amount shown in the table does not give effect to the withholding of these shares.

Pension Benefits for 2007

The following table sets forth the present value of accrued pension plan benefits for each of our named executive officers as of the end of 2007.

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service(#)	Benefit($)(1)	Last Fiscal Year($)

Vincent R. Volpe Jr.	Dresser-Rand Pension Plan	26	82,310	0
	Supplemental Executive Retirement Plan of Dresser-Rand Company	25	43,864	0
Leonard M. Anthony	Not Eligible
Mark E. Baldwin	Not Eligible
Lonnie A. Arnett	Not Eligible
Walter J. Nye	Dresser-Rand Pension Plan	32	113,802	0
	Supplemental Executive Retirement Plan of Dresser-Rand Company	32	8,369	0
Jean-Francois Chevrier	Not Eligible

(1)	The calculation of present value of accumulated benefit assumes retirement at age 65, a discount rate of 6.1 percent and the RP2000 mortality for healthy males and females.

Prior to March 31, 1998, Dresser Rand Company sponsored the Dresser-Rand Pension Plan and the SERP Plan for salaried employees. The benefits under these plans were based on final average pay and service at retirement, subject to applicable offsets. Effective March 31,1998, our Predecessor amended both plans to cease benefit accruals as of that date. That is, for employees hired prior to March 31, 1998, their accrued benefits under the Dresser-Rand Pension Plan were frozen and no additional accruals due to service and or pay were granted. Employees hired after March 31, 1998 were not eligible to participate in any defined benefit pension plans sponsored by the Company.

As of December 31, 2007, Messrs. Volpe and Nye have estimated monthly accrued pension benefits of $1,638 and $1,939, respectively. These benefit amounts are payable at age 65 as a single life annuity and represent the benefit payable from both the Dresser-Rand Pension Plan and the SERP Plan. These benefit amounts are fixed obligations of the successor and will not increase with future pay and/or service levels. Other actuarial equivalent distribution options are available to them under the qualified pension plan, such as a 100% Joint & Survivor option, 50% Joint & Survivor option and 10 Year Period Certain. Only the 50% Joint & Survivor option is available under the SERP Plan.

The Normal Retirement Age is 65 for both the Dresser-Rand Pension Plan and the SERP Plan. The Dresser-Rand Pension Plan permits participants who possess at least 9 years of benefit credit service upon termination of employment to begin receiving pension benefits anytime on or after their 55th birthday.

The retirement reduction factors for both the Dresser-Rand Pension Plan and the SERP Plan are as follows:

Percent of Age 65 Benefit that is
Age when Benefits Commence	Payable Upon Retirement

65	100%
64	90.69%
63	82.48%
62	75.22%
61	68.77%
60	63.02%
59	57.88%
58	53.27%
57	49.12%
56	45.38%
55	41.99%

As of December 31, 2007, none of the named executive officers were eligible for early retirement under these plans as they are all under age 55.

Non-Qualified Deferred Compensation for 2007

The following table summarizes the compensation provided to our named executive officers under our non-qualified deferred compensation plans for 2007.

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Balance at
Name	Plan Name	in Last FY($)	in Last FY($)(1)	Last FY($)	Last FYE($)

Vincent R. Volpe Jr.	Non-Qualified Retirement Savings Plan	62,500	62,500	1,282	126,282
	Excess Plan	—	—	4,076	30,332
	Compensation Limit Plan	—	—	111,560	1,389,556
Leonard M. Anthony	Non-Qualified Retirement Savings Plan	23,232	23,232	1,494	47,958
Mark E. Baldwin		—	—	—	—
Lonnie A. Arnett	Non-Qualified Retirement Savings Plan	41,602	41,602	(1,242)	81,962
	Excess Plan	—	—	349	7,366
	Compensation Limit Plan	—	—	1,019	21,490
Walter J. Nye	Non-Qualified Retirement Savings Plan	24,440	24,440	433	49,313
	Excess Plan	—	—	(17)	453
	Compensation Limit Plan	—	—	(11,620)	304,368
Jean-Francois Chevrier	Not Eligible	—	—	—	—

(1)	Amounts shown in this column are included in the Summary Compensation Table in the “All Other Compensation” column.

The Excess Plan and the Compensation Limit Plan were frozen in 2006. In 2007, we implemented a new non-qualified deferred compensation program that includes both a qualified and non-qualified retirement savings plan. A description of the material terms of the non-qualified retirement plan is provided in Compensation Discussion and Analysis under the heading “Post-Employment (Retirement and Severance) Benefits.”

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment or change in control. In preparing the tables below, we assumed that the termination occurred on December 31, 2007.

Unless otherwise provided in an employment or severance agreement described below, our named executive officers are not entitled to compensation upon a change in control, a termination without cause, or a termination upon death or disability from the company for any reason.

You can find information about the severance and other payments we made to Mr. Anthony in connection with his resignation below under the heading “Post Employment Benefits for Leonard M. Anthony.”

Vincent R. Volpe Jr.

The following table shows the potential payments upon termination or a change in control for Vincent Volpe, our President and Chief Executive Officer. Under the terms of his employment agreement, if Mr. Volpe’s employment is terminated by us without “cause” or as a result of his death or disability, or if Mr. Volpe resigns for “good reason,” Mr. Volpe will receive (a) a severance payment equal to twice his base salary, (b) the accrued but unpaid salary through the date of termination, (b) the accrued but unpaid bonus earned for fiscal years prior to the fiscal year of termination, (c) the maximum target annual bonus for the fiscal year of termination, prorated to the amount of time actually employed during such year, and (d) continued medical, dental, disability and life insurance coverage for Mr. Volpe and his eligible dependents two years following the date of termination.

“Cause” is defined in Mr. Volpe’s employment agreement to mean the occurrence of any of the following: (i) the material failure or refusal of Mr. Volpe to perform his duties under the agreement; (ii) any willful, intentional or grossly negligent act by Mr. Volpe having the effect of materially injuring the interest, business or prospects of the Company, its parent or any of their respective subsidiaries or affiliates, or any divisions Mr. Volpe may manage; (iii) the material violation or material failure by Mr. Volpe to comply with the Company’s material published rules, regulations or policies; (iv) Mr. Volpe’s conviction of a felony offense or a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional, misappropriation or embezzlement of the property of the Company, its parent or any of their respective subsidiaries or affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of any one or more of the covenants of the agreement by Mr. Volpe. “Good reason” is defined in Mr. Volpe’s employment agreement to mean (i) the Company materially and adversely changes Mr. Volpe’s title, duties or responsibilities, provided, however, that resignation of Mr. Volpe from the Board shall not be deemed such a change; (ii) the Company materially reduces the compensation or benefits to which Mr. Volpe is entitled under the agreement; (iii) a relocation of Mr. Volpe’s principal place of employment to a location that is more than fifty miles outside of either (x) Olean, New York or (y) any location that Mr. Volpe has recommended to the Board as a location for the Company’s headquarters; (iv) a material breach of any one or more of the covenants of the agreement by the Company or its parent; or (v) the succession or assignment of the agreement in violation of the provisions thereof. “Disability” is defined to mean Mr. Volpe’s physical or mental incapacity to perform his essential functions with or without reasonable accommodations for a period of not less than 90 days within a given twelve month period with such condition likely to remain continuously and permanently, as determined by the Company.

To the extent Mr. Volpe is entitled to receive severance, he is subject to a provision in his employment agreement prohibiting him from competing with us. If Mr. Volpe’s employment is terminated by us for “cause” or if Mr. Volpe resigns without “good reason,” we can elect to enforce a provision in his employment agreement prohibiting him from competing with us for a period of up to two years following such termination provided that we pay Mr. Volpe his base salary for such two-year period.

		Involuntary	Involuntary
		Termination	Termination for
		Without Cause or	Cause or Voluntary
		Voluntary Termination	Termination Without
	Change-In-Control	With Good Reason	Good Reason	Death or Disability
	($)	($)	($)	($)

Bonus for Year of Separation	0	700,000	0	700,000
Cash Severance	0	1,400,000	0	1,400,000
Health Care Benefits	0	30,596	0	30,596
Total	0	2,119,152	0	2,119,152

Mark E. Baldwin

At the time of his hire by the Company, and per the terms of his offer letter dated July 15, 2007, Mr. Baldwin is eligible for a cash severance payment equal to 18 months base salary plus annual bonus at target upon a termination for any reason other than just cause. Assuming such a termination on December 31, 2007, Mr. Baldwin would have been entitled to $787,500 under the terms of his offer letter, consisting of $252,500 for his bonus for the year of termination and $525,000 in cash severance. Mr. Baldwin’s offer letter also provides that the benefits for the Chief Financial Officer under a program being reviewed by the Compensation Committee upon a change in control will be no less than two years equivalent of salary and annual bonus.

Post-Employment Benefits for Leonard M. Anthony

The table below shows the benefits that Mr. Anthony received in connection with his resignation from the Company:

Cash severance equal to 1 times base salary	$390,168
Bonus for year of separation	$292,621
Accelerated vesting of 25% of 2007 restricted stock award	$56,485
Accelerated vesting of 25% of 2007 stock option award	$74,556
Relocation expenses	$23,761
Lump sum cash payment equal to cost of 3 months of premiums for COBRA continuation coverage	$2,216
Total	$839,807

Director Compensation

In 2007, Directors who were employed by the Company did not receive compensation for service as a director. Each non-employee Director received an annual cash retainer of $36,000 and $90,000 in restricted stock pursuant to the 2005 Directors Stock Incentive Plan. We also pay independent directors a fee of $10,000 for acting as committee chairs ($15,000 for serving as Audit Committee chair). For each Board or applicable committee meeting our independent directors attend in person or telephonically, they earned a fee of $1,500. Under the 2005 Directors Stock Incentive Plan, our independent Directors may opt to receive shares of our common stock in lieu of cash. At the election of the Director, all fees may be deferred and deemed invested in the Company’s common stock. The 2007 Director grants will vest fifty percent (50%) on the first anniversary of the grant date and twenty five percent (25%) on each subsequent anniversary of the grant date.

In addition, the Company reimburses Directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Company business related expenses. The Company will also reimburse Directors up to $5,000 per year for Director education programs and seminars.

The table below summarizes the compensation paid to our non-employee directors during 2007:

	Fees Earned or
Name	Paid in Cash ($)	Stock Awards ($)(1)		Total ($)

William E. Macaulay, Chairman	43,500	41,250	(2)	84,750	(2)
Rita V. Foley	49,500	35,704	(3)	85,204
Mark A. McComiskey(4)	49,500	0	(5)	49,500
Kenneth W. Moore(4)	39,000	0	(6)	39,000
Louis A. Raspino	97,000	41,250	(7)	138,250
Philip R. Roth	77,500	41,250	(8)	118,750
Michael L. Underwood	81,000	41,250	(9)	122,250
Jean-Paul Vettier	64,500	47,820	(10)	111,320
Joseph C. Winkler	40,500	35,704	(11)	76,204

(1)	The amounts included in this column represent the dollar amounts of expense recognized for financial statement reporting purposes for 2007 related to stock awards to directors, computed in accordance with SFAS 123R.

(2)	Mr. Macaulay was granted 3,475 shares of restricted stock on February 1, 2007, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. However, the Company determined that the 2005 Directors Stock Incentive Plan did not permit the grant of restricted shares to Mr. Macaulay as a result of an administrative error. Thus, as of December 31, 2007, Mr. Macaulay held a total of 150,000 shares of common stock and the right to receive 3,475 shares of restricted stock. On February 12, 2008, the Company nullified the 2007 grant of restricted stock and authorized a new issuance of 1,737 shares of common stock and 1,738 shares of restricted stock with Mr. Macaulay’s concurrence. These shares had a grant date fair value of $120,409.

(3)	Ms. Foley was granted 1,720 shares of restricted stock on May 15, 2007, with a grant date fair value of $56,500, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2007, Ms. Foley had a total of 1,720 shares of restricted stock outstanding. Ms. Foley joined the Board after the 2007 Annual Meeting of Stockholders.

(4)	The terms of Messrs. McComiskey and Moore ended at the 2007 Annual Meeting of Stockholders.

(5)	Mr. McComiskey was granted 3,475 shares of restricted stock on February 1 , 2007 with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. All of these shares of restricted stock were forfeited on May 16, 2007 when Mr. McComiskey’s term as a Director ended.

(6)	Mr. Moore was granted 3,475 shares of restricted stock on February 1, 2007 with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. All of these shares of restricted stock were forfeited on May 16, 2007 when Mr. Moore’s term as a Director ended.

(7)	Mr. Raspino was granted 3,475 shares of restricted stock on February 1, 2007, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2007, Mr. Raspino had a total of 3,475 shares of restricted stock and 4,651 deferred shares outstanding.

(8)	Mr. Roth was granted 3,475 shares of restricted stock on February 1, 2007, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2007, Mr. Roth had a total of 3,475 shares of restricted stock outstanding.

(9)	Mr. Underwood was granted 3,475 shares of restricted stock on February 1, 2007, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2007, Mr. Underwood had a total of 3,475 shares of restricted stock outstanding.

(10)	Mr. Vettier was granted 3,475 shares of restricted stock on February 1, 2007, with a grant date fair value of $90,000, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2007, Mr. Vettier had a total of 3,475 shares of restricted stock outstanding. Mr. Vettier had two vestings of 155 shares in the first and second quarter of 2007 from a prior year’s grant.

(11)	Mr. Winkler was granted 1,720 shares of restricted stock on May 15, 2007, with a grant date fair value of $56,500, which we calculated using the closing price of our common stock on the date of grant. As of December 31, 2007, Mr. Winkler had a total of 1,720 shares of restricted stock outstanding. Mr. Winkler joined the Board after the 2007 Annual Meeting of Stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement issued in connection with the 2008 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Louis A. Raspino, Chairman
Jean-Paul Vettier
Rita V. Foley

Compensation Committee Interlocks and Insider Participation

Directors Raspino, Vettier and Foley were members of the Compensation Committee during 2007. The Compensation Committee determines the compensation of our President and Chief Executive Officer.

In 2007, none of DRC’s executive officers:

•	served as a member of the compensation committee (or committee performing a similar function, or in the absence of such committee, the board of directors) of another entity, one of whose executive officers served on DRC’s Compensation Committee or Board of Directors; or

•	served as a director of another entity, one of whose executive officers served on DRC’s Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

Information regarding the securities authorized for issuance under our equity compensation plans is as follows:

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights	warrants and rights	in column(a))

Equity Compensation plans approved by security holders	1,124,299	$25.70	2,160,664
Equity Compensation plans not approved by security holders	0	0	0
Total	1,124,299	$25.70	2,160,664

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock as of March 18, 2008, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of our Directors (and Director nominees), (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., 1200 West Sam Houston Parkway North, Houston, Texas 77043.

	Shares Beneficially Owned
		Percent of
Name of Beneficial Owner	Number(1)	Common(2)

American Century Companies, Inc.(3)	6,486,444	7.54
Federated Investors, Inc.(4)	7,840,900	9.12
Neuberger Berman Inc(5)	4,527,704	5.27
FMR LLC(6)	4,407,089	5.12
William E. Macaulay(7)	156,073	*
Rita V. Foley(8)	4,318	*
Louis A. Raspino(9)	10,107	*
Philip R. Roth(10)	7,265	*
Michael L. Underwood(11)	8,129	*
Jean-Paul Vettier(12)	6,531	*
Joseph C. Winkler III(13)	4,318	*
Vincent R. Volpe Jr.(14)	370,534	*
Leonard M. Anthony	0	*
Mark E. Baldwin(15)	16,111	*
Walter J. Nye(16)	17,600	*
Jean-Francois Chevrier(17)	6,136	*
Lonnie A. Arnett(18)	137,114	*
Directors and executive officers as a group (18 persons)(19)	836,152	*

*	Less than 1% of outstanding common stock.

(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 18, 2008, or within 60 days from that date, through the exercise of stock options or other similar rights. The amounts shown also include, where applicable, shares of restricted stock. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table.

(2)	Ownership percentage is reported based on 85,994,743 shares of common stock outstanding on March 18, 2008, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 18, 2008 or within 60 days from that date through the exercise of stock options or other similar rights.

(3)	Reflects beneficial ownership of 6,486,444 shares of our common stock by American Century Companies, Inc. (“American”). This information was reported on a Schedule 13G filed by American with the SEC on February 13, 2008. American is a parent holding company. American Century Investment Management, Inc. is a wholly-owned subsidiary of American and a registered investment advisor, and American Century Mutual Funds, Inc. is a registered investment company. The Schedule 13G indicates that American and American

Century Investment Management, Inc. have sole voting power over 6,262,795 shares and sole dispositive power over 6,486,444 shares. The Schedule 13G further indicates that American Century Mutual Funds, Inc. has sole voting power over 5,231,200 shares and sole dispositive power over 5,231,200 shares. The address of each filer is 4500 Main Street, 9th Floor, Kansas City, MO 64111.

(4)	Reflects beneficial ownership of 7,840,900 shares of our common stock by Federated Investors, Inc. (“Federated”). This information was reported on a Schedule 13G/A filed by Federated with the SEC on February 13, 2008. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated. All of the Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”) and may be deemed to be beneficial owners of the 7,840,900 shares and, with respect to the Trustees, have shared voting and investment power over the shares held by the Trust. Federated, the Trust, and each of the Trustees expressly disclaim beneficial ownership of our common stock. The address of each filer is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(5)	Reflects beneficial ownership of 4,527,704 shares of our common stock by Neuberger Berman Inc. (“Neuberger”). This information was reported on a Schedule 13G/A filed by Neuberger with the SEC on February 13, 2008. The Schedule 13G/A indicates that Neuberger and Neuberger Berman, LLC, a wholly-owned subsidiary of Neuberger and a registered investment advisor, have sole voting power over 2,992,889 shares, shared voting power over 925,900 shares, and shared dispositive power over 4,527,704 shares. The address of each filer is 605 Third Avenue, New York, NY 10158.

(6)	Reflects beneficial ownership of 4,407,089 shares of our common stock by FMR LLC (“FMR”). This information was reported on a Schedule 13G filed with the SEC on February 14, 2008. The Schedule 13G indicates that FMR has sole voting power over 725,069 shares and sole dispositive power over 4,407,089 shares. Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and a registered investment adviser. The Schedule 13G indicates that Fidelity is the beneficial owner of 3,682,020 shares. Strategic Advisers is a wholly-owned subsidiary of FMR and a registered investment adviser. The Schedule 13G indicates that Strategic Advisers is the beneficial owner of 669 shares. Fidelity International Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. The Schedule 13G indicates that FIL is the beneficial owner of 724,400 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. The address of FMR, Fidelity, and Strategic Advisers is 82 Devonshire Street, Boston, MA 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(7)	Includes beneficial ownership of 4,336 shares of unvested restricted stock.

(8)	Includes beneficial ownership of 4,318 shares of unvested restricted stock.

(9)	Includes beneficial ownership of 4,335 shares of unvested restricted stock and 4,651 shares of deferred stock.

(10)	Includes beneficial ownership of 4,335 shares of unvested restricted stock.

(11)	Includes beneficial ownership of 4,335 shares of unvested restricted stock.

(12)	Includes beneficial ownership of 4,335 shares of unvested restricted stock.

(13)	Includes beneficial ownership of 4,318 shares of unvested restricted stock.

(14)	Includes beneficial ownership of 70,205 shares of unvested restricted stock and 38,620 shares subject to options that are exercisable as of March 18, 2008.

(15)	Includes beneficial ownership of 16,111 shares of unvested restricted stock.

(16)	Includes beneficial ownership of 1,150 vested restricted stock units and 6,720 vested stock appreciation rights.

(17)	Includes beneficial ownership of 1,036 vested restricted stock units and 5,100 vested stock appreciation rights.

(18)	Includes beneficial ownership of 31,113 shares of unvested restricted stock and 91,344 shares subject to options that are exercisable as of March 18, 2008.

(19)	Includes beneficial ownership of 201,301 shares of unvested restricted stock and 167,455 shares subject to options that are exercisable as of March 18, 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires DRC’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of a registered class of DRC’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of DRC’s equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish DRC with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, DRC believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2007, were met in a timely manner by its directors, executive officers, and greater than ten percent (10%) beneficial owners except that a Form 4 for the disposal of 1,971 shares of DRC common stock to satisfy a tax withholding obligation on August 5, 2007, was inadvertently not timely filed for Lonnie A. Arnett and resulted in a late Form 4 being filed on August 21, 2007, and a Form 4 for the disposal of 1,971 shares of DRC common stock to satisfy a tax withholding obligation on August 5, 2006, was inadvertently not filed for Mr. Arnett and resulted in a Form 5 being filed on May 16, 2007.

CERTAIN RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members (each a “Related Party”), where the amount involved in the transaction exceeds or is expected to exceed $100,000 in any calendar year.

The policy provides that the Nominating and Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $250,000. A summary of any new transactions pre-approved by the Chair is provided to the full Committee for its review in connection with each regularly scheduled Committee meeting.

The Committee has considered and adopted standing pre-approvals under the policy for limited transactions with a Related Party. Pre-approved transactions include:

•	Employment of executive officers. Any employment by the Company of an executive officer of the Company if the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the Securities and Exchange Commission’s (“SEC’s”) compensation disclosure requirements (generally applicable to “named executive officers”).

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

•	Certain transactions with other companies. Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $100,000, or 2 percent of that company’s total annual revenues.

•	Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000, or 2 percent of the charitable organization’s total annual receipts.

•	Transactions where all stockholders receive proportional benefits. Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

•	Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Indemnification. Any transaction in which a Related Party is being indemnified by the Company or the Company is advancing expenses pursuant to an Indemnification Agreement, the Company’s By-Laws or Certificate of Incorporation.

A summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review in connection with each regularly scheduled meeting of the Committee.

This written policy was adopted subsequent to the date of each of the related party transactions described herein, but all of the related party transactions described herein have been approved by the Company’s Board of Directors under the Company’s related party transaction approval policies in effect at the times such transactions were entered into.

Related Party Transactions

Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC

In connection with our acquisition by funds affiliated with First Reserve, Dresser-Rand Holdings, LLC, our prior indirect parent, amended and restated its limited liability company agreement, governing, among other things, the terms under which senior management acquired common units and profit units in Dresser-Rand Holdings, LLC. The material terms of the Holdings LLC Agreement are summarized below.

Dresser-Rand Holdings, LLC Membership Interests

Pursuant to an agreement reached with management prior to the acquisition, certain members of management were offered the opportunity in October 2004 to acquire common units in Dresser-Rand Holdings, LLC at the same price paid per unit by the funds affiliated with First Reserve in connection with the acquisition. Executives who purchased common units were also issued profit units in Dresser-Rand Holdings, LLC, which permitted them to indirectly share in appreciation in the value of our shares. After a period of several weeks to evaluate the offer, certain of our executive officers, including our Chief Executive Officer and certain of our other named executive officers, availed themselves of this opportunity in November 2004. Our Directors were not offered the opportunity to acquire common units or profit units in Dresser-Rand Holdings, LLC. The terms of the plan, which we refer to as the DRH LLC Equity Program, are set forth in the Amended and Restated Limited Liability Company Agreement of Dresser-Rand Holdings, LLC, which we refer to as the Holdings LLC Agreement. Under the terms of the Holdings LLC Agreement, management members whose capital contribution exceeded $100,000 are subject to a provision not to compete with us during the period for which they provide services to us and for a period of two years thereafter. The following contains a summary of the material terms of the Holdings LLC Agreement.

The only asset of Dresser-Rand Holdings, LLC was its ownership, through D-R Interholding, LLC, of our shares. The Holdings LLC Agreement permitted the grant of the right to purchase common units to members of Dresser-Rand Holdings, LLC and the grant of profit units, consisting of one initial tranche of service units and five initial tranches of exit units, to certain management members who owned common units. In October and November 2004, First Reserve, through its affiliated funds, and certain other members purchased 100,609,829 common units for an aggregate purchase price of $435.8 million. Messrs. Volpe, Nye and Chevrier purchased 461,892, 57,737 and 60,000 common units, respectively, in November 2004. In November 2004, Dresser-Rand Holdings, LLC issued 7,975,000 profit units to management members, with Messrs. Volpe, Nye and Chevrier receiving 4,000,000, 400,000 and 400,000, respectively, of such profit units. During 2005, three additional management members became members of Dresser-Rand Holdings, LLC and purchased 303,735 common units for an aggregate purchase price of $1.3 million, including Mr. Anthony, who purchased 221,300 common units for approximately $959,000. These management members were also issued a total of 1,000,000 profit units, including Mr. Anthony with 800,000 profit units. The proceeds of all common unit issuances were used to acquire DRC common stock through D-R Interholding, LLC. In March 2007, Dresser-Rand Holdings, LLC sold its remaining shares of DRC for net proceeds of $309.8 million. Affiliates of First Reserve received approximately $280.1 million, and the management members of Dresser-Rand Holdings, LLC received approximately $29.7 million in the aggregate, with Messrs. Volpe, Anthony, Nye and Chevrier receiving approximately $12,590,000, $2,882,000, $1,292,000 and $1,298,000, respectively. Such amounts include the cash compensation attributed to exit units and service units disclosed in footnote (a) to the table included in footnote (12) to the Summary Compensation Table.

All such payments to management were from the proceeds of stock sales by Dresser-Rand Holdings, LLC, which was effected through D-R Interholding, LLC, neither of which were consolidated in our financial statements. Though management received no payment from DRC in connection with these offerings, DRC recorded in 2007 a pre-tax and after-tax, non-cash compensation expense in connection with the service units, and an increase in paid-in capital approximately equal to the fair value of such service units at the grant date to the extent expensed in 2007. Neither cash nor total stockholders’ equity was impacted.

Polestar Group Inc. Agreements

In connection with DRC’s global singular process project, DRC entered into written agreements with Polestar Group Inc. (“Polestar”), an entity in which Honor Guiney, DRC’s Vice President, Global Singular Processes, is the sole stockholder. Pursuant to these agreements, Polestar provides project management resources to DRC. During 2007, DRC paid Polestar $4,242,844 for services provided by Polestar pursuant to these agreements. DRC believes that the agreements with Polestar were all on terms at least favorable to DRC as if negotiated on an arm’s-length basis with unrelated third parties.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy materials will receive only one Notice of Internet Availability of Proxy Materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

If you share an address with another stockholder and receive only one Notice of Internet Availability of Proxy Materials and would like to request a separate copy for this year’s annual meeting or for any future meetings, please: (1) call our Investor Relations department at 713-973-5497; (2) send an email message to Blaise Derrico at bderrico@dresser-rand.com; or (3) mail your request to Dresser-Rand Group Inc., 1200 West Sam Houston Parkway North, Houston, Texas 77043, Attn: Investor Relations. Additional copies of the notice will be sent promptly after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the notice and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the 2009 Annual Meeting, DRC must receive proposals no later than December 2, 2008. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our bylaws.

Pursuant to DRC’s bylaws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the anniversary date of the date on which DRC first mailed its proxy materials for the previous year’s annual meeting. To be eligible for consideration at the 2009 Annual Meeting, proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between December 2, 2008 and January 1, 2009. In the event the date of the 2009 Annual Meeting is changed by more than 30 days from the date of the 2008 Annual Meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2009 Annual Meeting no later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2009 Annual Meeting is first made. However, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the anniversary of the mailing of proxy materials for the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, will be provided upon written request by any stockholder at no cost. The request should be submitted to DRC, c/o Mark F. Mai, 1200 West Sam Houston Parkway North, Houston, Texas 77043. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

You can also obtain a copy of our Annual Report on Form 10-K, as well as other filings we make with the SEC, on our website at www.dresser-rand.com or on the SEC’s website at www.sec.gov.

********************

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO VOTE PROMPTLY. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

/s/  Mark F. Mai
Vice President, General Counsel and Secretary

April 1, 2008
Houston, Texas

APPENDIX A

DRESSER-RAND GROUP INC.
2008 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of the Dresser-Rand Group Inc. 2008 Stock Incentive Plan (the “Plan”) is to advance the interests of Dresser-Rand Group Inc. (the “Company”) by enabling the Company and its Subsidiaries and Affiliates to attract, retain and motivate employees by providing for or increasing the proprietary interests of such individuals in the Company, and by enabling the Company to attract, retain and motivate its nonemployee directors and service providers who have been retained to provide consulting, advisory or other services and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such employees, directors and service providers in the Company. The Plan supersedes the Company’s existing 2005 Stock Incentive Plan and 2005 Directors Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Common Shares, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the applicable committee. On and after the Effective Date, no further grants shall be made under either the 2005 Stock Incentive Plan and 2005 Directors Stock Incentive Plan, which plans shall remain in effect solely as to outstanding awards thereunder.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means, with respect to any person, any other person controlling, controlled by, or under common control with such person.

(b) “Annual Grant” means an Award of Common Shares or the right to receive Common Shares or another form of Award under the Plan that comprises part of the annual fees payable to a Nonemployee Director for his or her service as a member of the Board, which such Award shall have a Fair Market Value as shall be determined by the Board of Directors or a committee thereof from time to time, and which shall initially equal $90,000.

(c) “Award” means an award of an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Common Share, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Committee may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. In addition, to the extent a services, severance, employment or similar agreement between a Participant and the Company or any of its Subsidiaries or Affiliates includes provisions relating to an Award, such agreement shall be treated as an Award Agreement.

(e) “Board” means the board of directors of the Company.

(f) “Cause” means, unless otherwise provided in an Award Agreement, a Participant’s termination of employment as a result of such Participant’s (i) refusal or neglect to perform substantially his or her employment-related duties, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty (whether or not affecting the Company or any of its Subsidiaries or Affiliates), (iii) indictment or conviction of a crime constituting a felony or willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment that in no way adversely affects the Company or any of its Subsidiaries and Affiliates or their reputations or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any of its Subsidiaries or Affiliates) or

(iv) material breach of any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates not to disclose any information pertaining to the Company or its Subsidiaries or Affiliates or not to compete or interfere with the Company or its Subsidiaries or Affiliates or their suppliers or customers; provided, however, that (x) in the case of any Participant who, as of the date of determination, is party to an effective services, severance, employment or similar agreement with the Company or any of its Subsidiaries or Affiliates, “Cause” shall have the meaning, if any, specified in such agreement, (y) the Committee shall determine whether a Participant’s employment is a termination for Cause and shall deem a Participant’s termination of employment to be for Cause if following the date the Participant’s employment terminates, it determines that circumstances exist such that the Participant’s employment could have been terminated for Cause; and (z) the Committee may waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting Cause.

(g) “Change in Control” means the first to occur of any of the following events:

(i) during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii) the acquisition or ownership by any individual, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; and

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(h) “Change in Control Price” means the price per Common Share on a fully-diluted basis offered in conjunction with any transaction resulting in a Change in Control as determined in good faith by the Committee as constituted before the Change in Control, or in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the average Fair Market Value of a Common Share on the 30 trading days immediately preceding the date on which a Change in Control occurs.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(j) “Committee” means the Committee delegated the authority to administer the Plan in accordance with Section 18. To the extent the Committee has delegated authority to any person(s) pursuant to Section 18(a), a reference to the Committee herein shall also include such person(s).

(k) “Common Share” means a share of the Company’s common stock, par value $0.01 per share, subject to adjustment as provided in Section 13.

(l) “Company” means Dresser-Rand Group Inc., a Delaware corporation.

(m) “Disability” means, unless otherwise provided in an Award Agreement, any termination of a Participant’s employment under such circumstances that the Committee determines to qualify as a Disability for purposes of the Plan; provided, that, in the case of any Participant who, as of the date of determination, is party to an effective services, severance, employment or similar agreement with the Company or any Subsidiary or Affiliate, “Disability” shall have the meaning, if any, specified in such agreement.

(n) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Shares are listed or on NASDAQ, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Shares, the Fair Market Value of the Common Shares shall be determined by the Committee in good faith and in compliance with Section 409A of the Code.

(o) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(p) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(r) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(t) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more performance criteria pursuant to Section 14.

(v) “Plan” means the Dresser-Rand Group Inc. 2008 Stock Incentive Plan as set forth herein and as amended from time to time.

(w) “Prior Plans” means the Dresser-Rand Group Inc. 2005 Stock Incentive Plan and the Dresser-Rand Group Inc. 2005 Directors Stock Incentive Plan.

(x) “Qualifying Performance Criteria” has the meaning set forth in Section 14(b).

(y) “Restricted Stock” means Common Shares granted pursuant to Section 8 of the Plan.

(z) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Common Shares or cash in lieu thereof may be issued in the future.

(aa) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(bb) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(cc) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.

3.	Eligibility

Any person who is an officer or employee of the Company or of any Subsidiary or Affiliate (including any director who is also an employee, in his or her capacity as such) shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition, Nonemployee Directors shall be eligible for the grant of Awards hereunder as determined by the Committee, including, as applicable, the automatic Annual Grants pursuant to Section 10. In addition any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary or Affiliate shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Committee.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board through delegation to the Compensation Committee on March 10, 2008, and shall become effective on May 13, 2008 (the “Effective Date”) if approved by the Company’s stockholders at the annual meeting of stockholders on May 13, 2008. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders (which approval must in all events be no later than March 10, 2009, and must be by the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company present, or represented by proxy, and entitled to vote, at the meeting of the Company’s stockholders commencing on May 13, 2008). The Plan shall remain available for the grant of Awards until March 10, 2018. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.	Common Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Common Shares issuable pursuant to all Awards under this Plan shall not exceed six million (6,000,000) Common Shares. The aggregate number of Common Shares available for grant under this Plan and the number of Common Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 13. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market. Following the Effective Date, no further awards shall be granted under the Prior Plans if the Company’s shareholders approve this Plan on the Effective Date.

(b) Issuance of Common Shares.  For purposes of this Section 5, the aggregate number of Common Shares available for Awards under this Plan at any time shall not be reduced by shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash.

(c) Tax Code Limits.  The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed eight hundred thousand (800,000), which number shall be calculated and adjusted pursuant to Section 13. The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed six million (6,000,000), which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $10,000,000.

(d) Substitute Awards.  Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary or Affiliate, or with which the Company or any Subsidiary or Affiliate combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries or Affiliates immediately before such acquisition or combination.

6.	Options

(a) Option Awards.  Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until said Common Shares have been issued, and no dividend equivalents shall be granted with respect to Common Shares subject to Options. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.  The Committee will establish the exercise price per Common Share under each Option, which, in no event will be less than the Fair Market Value of the Common Shares on the date of grant; provided, however, that the exercise price per Common Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value of the Common Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Common Shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares deliverable upon exercise.

(c) No Repricing.  Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options.  The date on which Options become exercisable shall be determined at the sole discretion of the Committee and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Committee determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of employment, the vesting period and/or exercisability of an Option shall be adjusted by the Committee during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:  The Committee shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be determined by the Committee and set forth in an Award Agreement.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Common Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) termination of employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries and Affiliates. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary or Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of employment (or such other period of time provided in Section 422 of the Code).

7.	Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price). No dividend equivalents shall be granted with respect to Common Shares subject to Stock Appreciation Rights.

8. Common Shares, Restricted Stock and Restricted Stock Units

(a) Common Shares.  Common Shares may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Unless determined otherwise by the Committee, Common Shares shall not be subject to any restrictions. Grants of Common Shares may (but need not) be subject to an Award Agreement.

(b) Restricted Stock and Restricted Stock Unit Awards.  Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Committee. Restricted Stock is an award or issuance of Common Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one Common Share and will entitle a Participant to either the issuance of Common Shares or payment of an amount of cash determined with reference to the value of Common Shares. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof. Restricted

Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(c) Contents of Agreement.  Each Award Agreement with respect to Restricted Stock and Restricted Stock Units shall contain provisions regarding (i) the number of Common Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Common Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Common Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Common Shares or Restricted Stock Units as may be determined from time to time by the Committee, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Common Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Common Shares or Restricted Stock Units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.

(d) Vesting and Performance Criteria.  The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Committee determines or under criteria the Committee establishes, which may include Qualifying Performance Criteria.

(e) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(f) Voting Rights.  Participants who are granted Common Shares pursuant to Section 8(a) shall be the owners of such Shares for all purposes while holding such Common Shares, and may exercise full voting rights with respect to those shares at all times while held by the Participant. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g) Dividends and Distributions.  Participants who are granted Common Shares pursuant to Section 8(a) shall have full dividend rights with respect to such shares at all times while held by the Participant. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Common Shares, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash (and, if so, the time of payment of such cash). Common Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Committee.

9.	Incentive Bonuses

(a) General.  Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.  The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Committee.

(c) Performance Criteria.  The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Committee and specified at the time the Incentive Bonus is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.  The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee shall determine.

10.	Annual Awards to Nonemployee Directors

(a) In addition to any other Awards that Nonemployee Directors may be granted on a discretionary basis under the Plan, immediately following the first regular meeting of the Board in any full calendar year the Plan is in effect, each Nonemployee Director then in office shall receive an Annual Grant of Common Shares or the right to receive Common Shares. A pro-rata portion of the Annual Grant may be awarded to any director who becomes a Nonemployee Director following the date of the Annual Grant. Such Award may be in any form of Award available under the Plan, and need not be the same for every Nonemployee Director. In all events, each Annual Grant shall be evidenced by an Award Agreement that shall specify whether the Annual Grant consists of Common Shares, the right to receive Common Shares or a combination thereof, and the other terms of the Annual Grant.

(b) Each Annual Grant shall become vested as determined by the Committee. In all events, each Annual Grant shall become vested upon the Nonemployee Director’s death or Disability or upon a Change in Control.

(c) Each Nonemployee Director may elect to have any portion of any fee for services as a director that would otherwise have been payable in cash instead paid in an Award of Common Shares or the right to receive Common Shares and may elect to defer any such Award pursuant to the provisions of Section 11 of the Plan. The number of Common Shares subject to any such Award shall be that number of Common Shares with an aggregate Fair Market Value on the grant date equal to the amount of such foregone cash fee. Each Award granted in lieu of cash fees shall be evidenced by an Award Agreement that shall specify whether such Award consists of Common Shares, the right to receive Common Shares or a combination thereof, and the other terms of such Award. Any deferral election shall be in accordance with the requirements of Section 409A of the Code to the extent applicable.

(d) Dividends or equivalent payments may be paid with respect to all Awards described in this Section 10, and the Board shall determine whether and to what extent such amounts will be credited to the account of, or paid currently to the Participant.

11.	Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

12.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.	Adjustment of and Changes in the Stock

The number and kind of Common Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Common Shares subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Common Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code, or may be designed to treat the Common Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Common Shares to reflect a deemed reinvestment in Common Shares of the amount distributed to the Company’s stockholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of Common Shares subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Common Shares, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 13. In case of any such adjustment, the Common Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 13 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

The Committee may provide in any Award agreement provisions relating to the treatment of Awards in the event of a Change in Control. The Committee may provide for the acceleration of vesting of, or the lapse of transfer or other similar restrictions on, Awards, for a cash payment based on the Change in Control Price in settlement of Awards, or for the assumption or substitution of Awards by a Participant’s employer (or the parent or an Affiliate of such employer) immediately following the Change in Control.

14.	Qualifying Performance-Based Compensation

(a) General.  The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Common Shares, units, or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Committee may not delegate its duties under this Section 14 to any other person with respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings before interest, taxes and amortization; (iv) operating income; (v) pre- or after-tax income; (vi) cash flow; (vii) cash flow per share; (viii) net income; (ix) earnings per share; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) share price performance; (xv) total shareholder return; (xvi) improvement in or attainment of expense levels; (xvii) improvement in or attainment of working capital levels; or (xviii) debt reduction. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the acquisition or disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) the adverse effect of work stoppages or slowdowns, (v) accruals for reorganization and restructuring programs and (vi) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

15.	Transferability

Unless the Committee provides otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime; provided, however, that a Nonemployee Director may transfer an Award for no consideration to the Nonemployee Director’s “family members” as defined in Form S-8 under the Securities Act of 1933, as amended.

16.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Common Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Common Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, the Company and its Subsidiaries and Affiliates shall be relieved of any liability with respect to the failure to issue or sell such Common Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

17.	Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Common Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries and Affiliates shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may provide for or permit the minimum statutory withholding obligations to be satisfied through the mandatory or elective sale of Common Shares and/or by having the Company withhold a portion of the Common Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Common Shares previously acquired.

18.	Administration of the Plan

(a) Committee of the Plan.  The Plan shall be administered by the Committee who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, a properly constituted Compensation Committee or the Board itself. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Committee; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary or Affiliate, and/or to one or more agents. Notwithstanding any other provision of this Section 18 to the contrary, the Nominating and Governance Committee shall be solely responsible for making and approving grants of Awards to Nonemployee Directors and determining the terms thereof, and any reference to the “Committee” in the Plan with respect to such granting and approval refers to the Nominating and Governance Committee.

(b) Powers of Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which constitute a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 13; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Committee.  All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as specifically provided for hereunder, no such amendment shall, without the approval of the stockholders of the Company (a) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (b) reduce the price at which Options may be granted below the price provided for in Section 6 or (c) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements. No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	Miscellaneous

(a) No Liability of Company.  The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common

Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

(b) Non-Exclusivity of Plan.  Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

(c) Governing Law.  This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware (without regard to principles of conflicts of law) and applicable federal law.

(d) No Right to Employment, Reelection or Continued Service.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates.

(e) Unfunded Plan.  The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

APPENDIX B

DRESSER-RAND GROUP INC.
CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

CHARTER OF THE
NOMINATING AND GOVERNANCE COMMITTEE
OF THE
BOARD OF DIRECTORS

PURPOSE

The Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Dresser-Rand Group Inc. (the “Company”) is appointed by the Board to (1) identify and consider individuals qualified to become members of the Board consistent with criteria approved by the Board, (2) recommend for consideration by the Board Director nominees for election at the next annual meeting of shareholders, (3) develop and recommend to the Board the Corporate Governance Guidelines of the Company and (4) address such other matters as covered herein or as otherwise delegated by the Board.

COMMITTEE MEMBERSHIP

The Committee will be composed of at least three members of the Board. Each of the members of the Committee shall be determined by the Board to be independent in accordance with the rules of the NYSE. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees, as the Committee may deem appropriate. The composition of the Committee will be reviewed annually by the Board of Directors.

MEETINGS

The Committee will meet as often as appropriate to fulfill its duties and responsibilities. Minutes of meetings will be approved by the Committee and maintained. The Committee may request any officer or employee of the Company, or the Company’s outside advisors, or any special counsel or advisors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee will report its activities to the Board on a regular basis and make such recommendations, as the Committee deems necessary or appropriate. The Committee will have the resources and authority appropriate to discharge its responsibilities, including authority to retain and terminate search firms used to identify director candidates and to approve such search firms’ fees and other retention terms.

The Committee will review and assess the performance of the Committee and the adequacy of this charter annually and recommend changes to the Board of Directors when necessary. This charter will be published on the Company’s Website and available in written form upon request.

The Committee, to the extent it deems necessary or appropriate, will:

•	Develop, recommend and review annually the Board of Directors’ Corporate Governance Guidelines to comply with state and federal laws and regulations and with the NYSE listing standard

•	Establish criteria for the selection of new directors to serve on the Board;

•	Identify, screen and recommend to the Board the nominees to be proposed by the Company for election as directors of the Company at the annual meeting of shareholders, or to fill vacancies on the Board;

•	Review the committee structure of the Board and recommend to the Board for its approval directors to serve as members of each committee. The Committee will review committee composition annually and recommend new committee members, as necessary;

B-1

•	Oversee the annual evaluation of management, the Board, its members and committees of the Board;

•	Establish criteria for and lead the annual performance self-evaluation of the Board and each Committee; and

•	Establish compensation of Directors serving on the Board and its Committees.

B-2

PROXY
ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 2008
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DRESSER-RAND GROUP INC.

The undersigned hereby authorizes and appoints Vincent R. Volpe Jr., Mark E. Baldwin and Mark F. Mai, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. held of record on March 18, 2008, by the undersigned at the Annual Meeting of Stockholders to be held at The Houstonian Hotel on May 13, 2008, at 4:00 p.m., local time, and at any adjournment thereof on all matters that may properly come before such meeting.

(Continued, and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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Dresser-Rand Group Inc.
Admission Ticket
DIRECTIONS TO DRC ANNUAL MEETING
Directions to The Houstonian Hotel

111 North Post Oak Lane
Houston, TX 77024
DIRECTIONS
From Bush-International Airport
Distance from hotel: 25 mi.
Drive time: Approximately 30 min. depending on traffic
Directions: Exit Bush Intercontinental Airport on JFK Blvd. Take the Hardy Toll Road ramp and merge onto Hardy Toll W. Take the Hardy Toll Road / I-45 exit on the left toward Beltway 8 / Downtown. Merge onto Hardy Toll S. for 9.5 miles. Merge onto I-610 W. for 6.2 miles and then merge onto I-610 S. via the exit on the left. Take Exit 10A toward Woodway Drive / Memorial Drive and stay straight to go onto W. Loop Fwy N. Turn slight right onto Woodway Drive. Turn right onto N. Post Oak Lane. The Houstonian is three blocks down.
From Houston Hobby Airport
Distance from hotel: 18 mi.
Drive time: Approximately 25 min. depending on traffic
Directions: Exit airport going right on Airport Blvd. for 1.9 miles. Go under the freeway and turn left to merge onto I-45 N. for 9 miles. Merge onto I-10 W. / US-90 W. via Exit 48B on the left toward San Antonio. Merge onto I-610 S. via Exit 763 for 1.2 miles, then take Exit 10A toward Woodway Dr. / Memorial Dr. Stay straight to go onto W. Loop Fwy N., turn slight right onto Woodway Dr. Turn right onto N. Post Oak Lane. Drive 1/2 mile to the 3-way stop and turn left into The Houstonian property.

If no specific instructions are given with regard to the matters to be voted upon, the shares represented by this properly executed proxy card will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Item 4.	Please Mark Here for Address	☐
Change or Comments SEE REVERSE SIDE

1.	Elect eight Directors for a term of one year expiring at the annual meeting in 2009.	FOR ALL	WITHHELD FOR ALL	EXCEPTIONS

	Nominees: 01 William E. Macaulay 02 Jean-Paul Vettier 03 Vincent R. Volpe Jr. 04 Michael L. Underwood 05 Philip R. Roth 06 Louis A. Raspino 07 Rita V. Foley 08 Joseph C. Winkler III	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	Ratify appointment of PricewaterhouseCoopers LLP as DRC’s Independent Registered Public Accountants for the fiscal year ending December 31, 2008.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approval of the Dresser-Rand Group Inc. 2008 Stock Incentive Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	Stockholder Proposal requesting that the Board of Directors adopt a policy that shareholders will be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to approve or disapprove the compensation of the named executive officers disclosed in the Summary Compensation Table of the proxy statement.	☐	☐	☐

_______________________________________________

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) therefore.
Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.

Signature	Signature	Date

Please sign exactly as name or names appear hereon, including the title “Executor,” “Guardian,” etc, if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof, whose title should be given.

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